Exhibit 10.1

Deal CUSIP: 74968VAA4

Facility CUSIP: 74968VAB2

$ 1,300,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

RPM INTERNATIONAL INC.

RPM ENTERPRISES, INC.

RPM LUX HOLDCO S.ÀR.L.

RPOW UK LIMITED

RPM EUROPE HOLDCO B.V.

RPM CANADA

TREMCO ILLBRUCK LIMITED

RPM CANADA COMPANY

TREMCO ASIA PACIFIC PTY. LIMITED

RPM NEW HORIZONS NETHERLANDS B.V.

NEW VENTURES (UK) LIMITED

RPM CH, G.P.

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

BANK OF AMERICA, N.A.,

CITIZENS BANK, NATIONAL ASSOCIATION,

KEYBANK NATIONAL ASSOCIATION, and

WELLS FARGO BANK,

as Co-Syndication Agents

and

MUFG BANK, LTD., FIFTH THIRD BANK, SANTANDER BANK, N.A., and THE

BANK OF NOVA SCOTIA

as Co-Documentation Agents

and

PNC CAPITAL MARKETS LLC,

CITIZENS BANK, NATIONAL ASSOCIATION,

KEYBANC CAPITAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER AND SMITH, INC., and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of October 31, 2018

TABLE OF CONTENTS

		Page
1. CERTAIN DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Construction	29
1.3	Accounting Principles; Changes in GAAP	29

2. REVOLVING CREDIT AND SWING LOAN FACILITIES		30
2.1	Revolving Credit Commitments	30
2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans	33
2.3	Commitment Fee	34
2.4	Revolving Credit Loan Requests; Swing Loan Requests	34
2.5	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans	35
2.6	Notes	37
2.7	Use of Proceeds	38
2.8	Letter of Credit Subfacility	38
2.9	Utilization of Commitments in Optional Currencies	45
2.10	Provisions Applicable to All Loans	47
2.11	Defaulting Lenders	47
2.12	Extension of Commitment Expiration Date	49

3. RESERVED		51

4. INTEREST RATES		51
4.1	Interest Rate Options	51
4.2	Interest Periods	52
4.3	Interest After Default	52
4.4	Rates Unascertainable; Illegality; Increased Costs; Deposits Not Available	53
4.5	Selection of Interest Rate Options	54
4.6	Interest Act (Canada) Disclosure	55
4.7	Canadian Usury Provision	55
4.8	Minimum Interest Clause for Swiss Borrowers	55
4.9	Successor Euro-Rate Index	56

5. PAYMENTS		57
5.1	Payments	57
5.2	Pro Rata Treatment of Lenders	58
5.3	Sharing of Payments by Lenders	58
5.4	Presumptions by Administrative Agent	59
5.5	Interest Payment Dates	59

5.6	Voluntary Prepayments	59
5.7	Mandatory Prepayments; Cash Collateralization	61
5.8	Increased Costs	63
5.9	Taxes	64
5.10	Indemnity	69
5.11	Settlement Date Procedures	69
5.12	Currency Conversion Procedures for Judgments	70
5.13	Indemnity in Certain Events	70

6. REPRESENTATIONS AND WARRANTIES		70
6.1	Representations and Warranties	70

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT		75
7.1	First Loans and Letters of Credit	75
7.2	Each Loan or Letter of Credit	76

8. COVENANTS		77
8.1	Affirmative Covenants	77
8.2	Negative Covenants	80
8.3	Reporting Requirements	82

9. DEFAULT		84
9.1	Events of Default	84
9.2	Consequences of Event of Default	86

10. THE ADMINISTRATIVE AGENT		88
10.1	Appointment and Authority	88
10.2	Rights as a Lender	89
10.3	Exculpatory Provisions	89
10.4	Reliance by Administrative Agent	90
10.5	Delegation of Duties	90
10.6	Resignation of Administrative Agent	90
10.7	Removal of Administrative Agent	91
10.8	Non-Reliance on Administrative Agent and Other Lenders	92
10.9	No Other Duties, etc.	92
10.10	[Reserved]	92
10.11	Administrative Agent’s Fee	92
10.12	No Reliance on Administrative Agent’s Customer Identification Program	92

11. GUARANTY		92
11.1	Guaranty by the Company	92
11.2	Additional Undertaking	93
11.3	Guaranty Unconditional	93
11.4	Company Obligations to Remain in Effect; Restoration	94
11.5	Waiver of Acceptance, etc.	94

iii

11.6	Subrogation	94
11.7	Effect of Stay	94

12. MISCELLANEOUS		96
12.1	Modifications, Amendments or Waivers	96
12.2	No Implied Waivers; Cumulative Remedies	96
12.3	Expenses; Indemnity; Damage Waiver	96
12.4	Holidays	98
12.5	Notices; Effectiveness; Electronic Communication	98
12.6	Severability	99
12.7	Duration; Survival	99
12.8	Successors and Assigns	99
12.9	Confidentiality	104
12.10	Counterparts; Integration; Effectiveness	105
12.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	105
12.12	USA PATRIOT Act Notice	107
12.13	Borrower Agent	107
12.14	Foreign Borrowers	107
12.15	Joinder of Borrowers; Release of Borrowers	108
12.16	No Fiduciary or Agency Relationship	108
12.17	Certain ERISA Matters	109
12.18	Acknowledgement and Consent to Bail-in of EEA Financial Institution	110

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 2.8.1	-	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.2	-	SUBSIDIARIES
SCHEDULE 8.2.4	-	AFFILIATE TRANSACTIONS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	BORROWER JOINDER AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(L)	-	LENDER JOINDER AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 2.4.1	-	LOAN REQUEST
EXHIBIT 2.4.2	-	SWING LOAN REQUEST

iv

EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of October 31, 2018 and is made by and among RPM INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, to the extent permitted under this Agreement, the “Company”), RPM ENTERPRISES, INC., a Delaware corporation (together with its successors and assigns, to the extent permitted under this Agreement, “Enterprises”) RPM LUX HOLDCO S.ÀR.L., a limited liability company formed under the laws of Luxembourg (together with its successors and assigns, to the extent permitted under this Agreement, “RPM Lux”), RPOW UK LIMITED, a limited company incorporated under the laws of England and Wales (together with its successors and assigns, to the extent permitted under this Agreement, “RPOW-UK”), RPM EUROPE HOLDCO B.V., a private company with limited liability formed under the laws of the Netherlands (together with its successors and assigns, to the extent permitted under this Agreement, “RPM-Europe”), RPM CANADA, a general partnership registered under the laws of the Province of Ontario (together with its successors and assigns, to the extent permitted under this Agreement, “RPM Canada”), TREMCO ILLBRUCK LIMITED, a limited company incorporated under the laws of England and Wales (together with its successors and assigns, to the extent permitted under this Agreement, “Tremco illbruck”), RPM CANADA COMPANY, an unlimited company formed under the laws of Nova Scotia (together with its successors and assigns, to the extent permitted under this Agreement, “RPM Canada Company”), TREMCO ASIA PACIFIC PTY. LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia (together with its successors and assigns, to the extent permitted under this Agreement, “Tremco”), RPM NEW HORIZONS NETHERLANDS B.V., a corporation incorporated under the laws of the Netherlands (together with its successors and assigns, to the extent permitted under this Agreement, “RPM Netherlands”), NEW VENTURES (UK) LIMITED, a limited company incorporated under the laws of England and Wales (together with its successors and assigns, to the extent permitted under this Agreement, “New Ventures (UK)”), RPM CH, G.P., a partnership organized under the laws of Delaware (together with its successors and assigns, to the extent permitted under this Agreement, “RPM CH”), and the other Domestic Borrowers and Foreign Borrowers from time to time a party hereto (each of the foregoing referred to herein as a “Borrower” and collectively referred to as the “Borrowers”), the LENDERS (as hereinafter defined) from time to time a party hereto, PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), PNC Capital Markets LLC, as a joint lead arranger and a joint bookrunner, CITIZENS BANK, NATIONAL ASSOCIATION, as a joint lead arranger and a joint bookrunner, KEYBANC CAPITAL MARKETS, INC., as a joint lead arranger and a joint bookrunner, MERRILL LYNCH, PIERCE, FENNER AND SMITH, INC. as a joint lead arranger and a joint bookrunner, WELLS FARGO SECURITIES, LLC as a joint lead arranger and a joint bookrunner, BANK OF AMERICA, N.A., as a co-syndication agent, CITIZENS BANK, NATIONAL ASSOCIATION, as a co-syndication agent, KEYBANK NATIONAL ASSOCIATION, as a co-syndication agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as a co-syndication agent, MUFG BANK, LTD., as a co-documentation agent, FIFTH THIRD BANK, as a co-documentation agent, SANTANDER BANK, N.A., as a co-documentation agent, and THE BANK OF NOVA SCOTIA as a co-documentation agent.

The Borrowers, certain of the Lenders, and PNC, as administrative agent for such Lenders, are parties to that certain Credit Agreement dated as of December 5, 2014 (the “Existing Credit Agreement”) pursuant to which such Lenders made available to the Borrowers a revolving credit facility in the amount of $800,000,000.

The Borrowers have requested the Lenders to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $1,300,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.     CERTAIN DEFINITIONS

1.1     Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acceptable Insurer shall mean an insurance company that (i) is a Captive Insurance Company, (ii) has an A.M. Best rating of “A-” or better and being in a financial size category of X or larger (as such category is defined as of the date hereof) or (iii) is otherwise acceptable to the Required Lenders.

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

Administrative Agent’s Fee shall have the meaning specified in Section 10.11 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 10.11 [Administrative Agent’s Fee].

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations of any jurisdiction that are applicable to the Borrowers or any of its Subsidiaries concerning or relating to bribery or corruption.

Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the then in effect Debt Rating and corresponding Tier according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the then in effect Debt Rating and corresponding Tier according to the pricing grid on Schedule 1.1(A) below the heading “Standby Letter of Credit Fee” or “Commercial Letter of Credit Fee”, as applicable.

Applicable Margin shall mean, as applicable:

(A)     the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “ Base Rate Spread”, or

(B)     the percentage spread to be added to the Euro-Rate applicable to Revolving Credit Loans under the Euro-Rate Option based on the Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Euro-Rate Spread”.

Any change to the Debt Rating of the Company will immediately change the Applicable Margin as set forth above, effective on the date of such change in the Debt Rating.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers shall collectively mean PNC Capital Markets LLC, KeyBanc Capital Markets, Inc., Merrill Lynch, Pierce, Fenner and Smith, Incorporated (any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citizens Bank, National Association, and Wells Fargo Securities, LLC.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 12.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to any Borrower or the Company, as applicable, the Chief Executive Officer, President, Chief Financial Officer, Controller, Treasurer or Assistant Treasurer of such Borrower or such other individuals, designated by written notice to the Administrative Agent from such Borrower, authorized to execute notices, reports and other documents on behalf of such Borrower required hereunder. The Borrowers may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Overnight Bank Funding Rate, plus fifty basis points (0.5%), and (b) the Prime Rate, and (c) the Daily Euro-Rate, plus one hundred basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1.1(i) [Revolving Credit Base Rate Option].

Beneficial Owner shall mean each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of a Foreign Borrower’s equity ownership interests; and (b) a single individual with significant responsibility to control, manage, or direct a Foreign Borrower.

Benefited Creditors shall mean, with respect to the Company’s obligations pursuant to Section 11 [Guaranty], collectively, the Administrative Agent, the Arrangers, the Lenders, the Issuing Lender and PNC, as the Swing Loan Lender, and the respective successors and assigns of each of the foregoing.

Benefit Plan shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Borrower Joinder shall mean a joinder by a Person as a Borrower under this Agreement and the other Loan Documents in substantially the form of Exhibit 1.1(B).

Borrowers shall mean the Company, Enterprises, RPM Lux, RPOW-UK, RPM-Europe, RPM Canada, Tremco illbruck, RPM Canada Company, Tremco, RPM Netherlands, New Ventures (UK), RPM CH, and any other Foreign Borrowers and Domestic Borrowers (and the successors and assigns of each of the foregoing to the extent permitted under this Agreement).

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which are in Dollars or in the same Optional Currency advanced under the same Loan Request by the Borrowers and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.

Canadian Borrower shall mean any Borrower incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

Capital Lease Obligations shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

Captive Insurance Company shall mean any of First Continental Services Company or RSIF International Limited, each of which are wholly-owned (directly or indirectly) Subsidiaries of the Company, or any other captive insurance company that is a wholly-owned (directly or indirectly) Consolidated Subsidiary of the Company.

Cash Collateralize shall mean to pledge and deposit with or deliver to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation satisfactory to Administrative Agent and each Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.

Cash Equivalents shall mean, at any time, any of the following investments which are not subject to a Lien in favor of any Person: (i) Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000, (iii) commercial paper with a maturity of 270 days or less issued by a corporation (except an Affiliate of the Borrowers) organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s Investors Services, Inc., (iv) repurchase agreements with institutions described in clause (ii) with respect to investments described in clause (i), (v) money market mutual funds or cash management trusts rated in the highest rating by Standard & Poor’s or Moody’s Investors Services, Inc. (and not rated other than in the highest rating by Standard & Poor’s or Moody’s Investors Services, Inc.) or investing solely in investments described in clauses (i) through (iv) above and (vi) in the case of Foreign Subsidiaries, investments made locally of a type comparable to those described in clause (i) through (v) of this definition.

Cash Management Agreements shall have the meaning specified in Section 2.5.6 [Swing Loans under Cash Management Agreements].

CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Certificate of Beneficial Ownership shall mean a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by Administrative Agent from time to time in its sole discretion) certifying, among other things, the Beneficial Owners of the Foreign Borrowers.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

CIP Regulations shall have the meaning specified in Section 10.12 [No Reliance on Administrative Agent’s Customer Identification Program].

Closing Date shall mean October 31, 2018.

Co-Documentation Agent shall mean MUFG Bank, Ltd., Fifth Third Bank, Santander Bank, N.A., and The Bank of Nova Scotia.

Co-Syndication Agents shall collectively mean Bank of America, N.A., Citizens Bank, National Association, KeyBank National Association, and Wells Fargo Bank, National Association.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Commercial Letter of Credit shall mean a commercial letter of credit issued in respect of the purchase of goods or services in the ordinary course of business.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall mean the fees referred to in Sections 2.3 [Commitment Fee].

Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Company].

Computation Date shall have the meaning specified in Section 2.9.1 [Periodic Computations of Dollar Equivalent amounts of Revolving Credit Loans and Letters of Credit Outstanding; Repayment in Same Currency].

Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Subsidiaries shall mean the Subsidiaries of the Company.

Covered Person shall mean (a) the Borrowers and each of the Borrowers’ Subsidiaries, (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above, and (c) the respective directors, officers, employees or agents of each Person described in (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent as the Published Rate, as adjusted for any additional costs pursuant to Section 5.8.5 [Additional Reserve Requirements]. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Debt Rating shall mean the Company’s debt ratings accorded to the Company’s senior unsecured long-term debt by Standard & Poor’s, Moody’s and Fitch, which ratings shall be used to determine the margin set forth on the pricing grid on Schedule 1.1(A). If the Company is split-rated by the rating agencies, then Debt Rating shall mean the highest rating assigned by the aforementioned rating agencies; provided that, in the case that the ratings assigned by the rating agencies differ by two or more rating tiers, then the pricing set forth on Schedule 1.1(A) shall be based upon the tier which is one level below the tier corresponding to the highest rating assigned by the rating agencies. If at any time the debt ratings accorded to the

Company’s senior unsecured long-term debt is rated by only two of the aforementioned credit rating agencies, then the margin set forth on the pricing grid on Schedule 1.1(A) will be determined by the highest of the ratings except that in the case that the ratings differ by two or more tiers, then the margin set forth on the pricing grid on Schedule 1.1(A) will be based upon the tier one level below the tier corresponding to the higher rating.

Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, PNC (as the Swing Loan Lender) or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Company’s receipt of such certification in form and substance satisfactory to the Administrative Agent and the Company, (d) has become the subject of a Bankruptcy Event, (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of the Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (f) becomes subject to a Bail-in Action.

As used in this definition and in Section 2.11 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers, each Issuing Lender, each Swing Loan Lender and each Lender promptly following such a determination.

Disclosure Documents shall mean the Company’s annual report on Form 10-K for the fiscal year ended May 31, 2018 and quarterly report on Form 10-Q for the quarterly period ended August 31, 2018, in each case as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

Domestic Borrowers shall mean the Borrowers which are organized under the laws of the United States of America, any State thereof or the District of Columbia.

Drawing Date shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

EBITDA shall mean for any period of four consecutive fiscal quarters, determined on a consolidated basis for the Company and its Consolidated Subsidiaries, (i) the sum of: (A) net income of the Company and its Consolidated Subsidiaries (calculated before provision for income taxes, Interest Expense, extraordinary items, non-recurring gains or losses in connection with asset dispositions, income (loss) attributable to equity in affiliates, all amounts attributable to depreciation and amortization) for such period, (B) non-recurring fees and expenses related to the acquisition of all or substantially all of the assets or capital stock (including by merger or amalgamation) of another Person (or, in the case of assets, of a business unit of a Person) or to any dispositions, investments and debt or equity issuances (whether or not successful) during such period, not to exceed $25,000,000 in the aggregate for such period of four consecutive fiscal quarters, (C) costs, charges, expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring or integration costs, not to exceed in the aggregate 12.5% of EBITDA for such period, (D) non-cash charges incurred in such period, (E) professional service expenses related to the Map 2020 Program in an amount not in excess of the amount of such expenses paid or accrued prior to the Closing Date plus up to $25,000,000 of additional expenses incurred after the Closing Date, and (F) expenses related to the refinancing of the credit facilities of the Borrowers pursuant to this Agreement and future amendments of this Agreement, minus (ii) non-cash gains for such period. For the purpose of calculating EBITDA for any period, if during such period the Company or any Subsidiary shall have made an acquisition or a disposition on or after the Closing Date, EBITDA for such period shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

EEA Financial Institution shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

Environmental Liabilities shall mean all liabilities in connection with or relating to the business, assets, presently or previously owned or leased property, activities (including, without limitation, off-site disposal) or operations of the Company and each Consolidated Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

Equivalent Amount shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning specified in the definition of Equivalent Amount.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Event shall mean (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by any Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any member of the ERISA Group.

ERISA Group shall mean, at any time, the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrowers, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Euro shall refer to the lawful currency of the Participating Member States.

Euro-Rate shall mean the following:

(a)     with respect to the U.S. Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum (with .005% being rounded up), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period.

(b)     with respect to Optional Currency Loans in Euros, British Pounds Sterling, Japanese Yen, or Swiss Francs comprising any Borrowing Tranche for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which the relevant Optional Currency is offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% (with .005% being rounded up) per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which such applicable Optional Currencies are offered by leading banks in the London interbank deposit market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in the Euros, British Pounds Sterling, Japanese Yen, or Swiss Francs for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period.

(c)     with respect to Optional Currency Loans denominated in Canadian Dollars comprising any Borrowing Tranche, the interest rate per annum (the “CDOR Rate”) as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded to the nearest 1/100th of 1% (with .005% being rounded up) per annum, at approximately 11:00 a.m. Eastern Time, two Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.

(d)     with respect to Optional Currency Loans denominated in Australian Dollars comprising any Borrowing Tranche for any Interest Period, the rate per annum equal to the Australian Bank Bill Swap Bid Rate or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up) per annum at approximately 10:00 a.m., Sydney, Australia time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period.

(e)     with respect to Optional Currency Loans denominated in New Zealand Dollars comprising any Borrowing Tranche for any Interest Period, the rate per annum equal to the NZFMA Bank Bill Reference Rate or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up) per annum at approximately 10:00 a.m., Auckland, New Zealand time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in New Zealand Dollars with a maturity comparable to such Interest Period.

(f)     with respect to Optional Currency Loans denominated in Norwegian Krone (NOK) comprising any Borrowing Tranche for any Interest Period, the rate per annum equal to the Norwegian Interbank Offered Rate (NIBOR) or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up) per annum at approximately 10:00 a.m., Oslo, Norway time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Norwegian Krone with a maturity comparable to such Interest Period.

(g)     with respect to Optional Currency Loans denominated in Swedish Krona (SEK) comprising any Borrowing Tranche for any Interest Period, the rate per annum equal to the Stockholm Interbank Offered Rate (STIBOR) or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up) per annum at approximately 10:00 a.m., Stockholm, Sweden time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Swedish Krona with a maturity comparable to such Interest Period.

(h)     With respect to any Loans available at a Euro-Rate, if at any time, for any reason, the source(s) for the Euro-Rate described above for the applicable currency or currencies is no longer available, then the Administrative Agent may determine a comparable replacement rate at such time (which determination shall be conclusive absent manifest error).

(i)     Notwithstanding the foregoing, if the Euro-Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

Euro-Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1.1(ii) [Revolving Credit Euro-Rate Option].

Euro-Rate Termination Date shall have the meaning set forth in Section 4.9 [Successor Euro-Rate Index].

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA, (except to the extent imposed due to the failure of the Borrowers to provide documentation or information to the IRS).

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement shall have the meaning specified in the recitals to this Agreement.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, the earlier of October 31, 2023, or the date the Revolving Credit Commitments are terminated or accelerated hereunder.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%, with .005% being rounded up) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Fitch shall mean Fitch Investors Service Inc. and its successors.

Foreign Borrowers shall mean the Borrowers organized under the laws of a jurisdiction outside the United States of America, any State thereof or the District of Columbia.

Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guidelines shall mean, together, (i) Guideline S-02.123 in relation to interbank loans of September 22, 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), (ii) Guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), (iii) Guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000) and (iv) Guideline S-02.122.2 in relation to deposits of April 1999 (Merkblatt “Kundenguthaben” von April 1999) in each case as issued, amended or substituted from time to time by the Swiss Federal Tax Administration.

Hazardous Substances shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having constituted elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

HMRC means HM Revenue & Customs.

HMRC DT Treaty Passport scheme means the Double Taxation Treaty Passport scheme launched by HMRC for overseas corporate lenders.

ICC shall have the meaning specified in Section 12.11.1 [Governing Law].

Increasing Lender shall have the meaning assigned to such term in Section 2.1.2(i) hereof.

Indebtedness shall mean, as to any Person at any time (determined without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable incurred in the ordinary course of business; (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) indebtedness of others of the type described in clause (i), (ii) or (iii) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (v) Guaranties of such Person of indebtedness of others of the type described in clause (i), (ii) or (iii) above.

Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

Indemnitee shall have the meaning specified in Section 12.3.2 [Indemnification by the Borrowers].

Information shall mean all information received from the Company or any of its Consolidated Subsidiaries relating to the Borrowers or any of such Consolidated Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Company or any of its Consolidated Subsidiaries, provided that, in the case of information received from the Company or any of its Consolidated Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Interest Expense shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Company and its Consolidated Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense and any non-cash interest expense associated with accretive type debt instruments.

Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period for US Dollar denominated Revolving Credit Loans shall be (a) one (1), two (2), three (3), or six (6) months, and to the extent offered by all Lenders, twelve (12) months, or (b) for Revolving Credit Loans denominated in an Optional Currency, such period shall be one (1), two (2), three (3), or six (6) months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-

Rate Option if the Borrowers are renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Investments shall have the meaning assigned to it in Section 8.2.2 [Loans and Investments].

IRS shall mean the United States Internal Revenue Service.

ISP98 shall have the meaning specified in Section 12.11.1 [Governing Law].

Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrowers, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.

Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

Lender Joinder shall mean a joinder by a Lender under this Agreement and the other Loan Documents in substantially the form of Exhibit 1.1(L).

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

Letter of Credit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.8.3.3 [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.8.1.2 [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.8.1.1 [Issuance of Letters of Credit].

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Liquid Investments shall mean (i) certificates of deposit maturing within 90 days of the acquisition thereof denominated in Dollars and issued by (A) a Lender (or its parent) or (B) a bank or trust company having combined capital and surplus of at least $500,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A- or higher by Standard & Poor’s or A3 or higher by Moody’s; (ii) obligations issued or guaranteed by the United States of America, with maturities not more than one year after the date of issue; (iii) commercial paper with maturities of not more than 90 days and a published rating of not less than A-1 from Standard & Poor’s or P-1 from Moody’s; and (iv) municipal and/or corporate bonds rated A or higher from Standard & Poor’s or higher from Moody’s.

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Notes, any Borrower Joinder, any Cash Management Agreements, any documents entered into with respect to a Letter of Credit and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Request shall have the meaning specified in Section 2.4.1 [Revolving Credit Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Adverse Effect shall mean (i) a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities (including, without limitation, tax and ERISA liabilities and Environmental Liabilities), business, operations, capitalization, shareholders’ equity, or franchises of the Company and its Consolidated Subsidiaries, taken as a whole; or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

Moody’s shall mean Moody’s Investors Service, Inc. and its successors.

Month, with respect to an Interest Period shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest

Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

Netherlands Borrower shall mean any Borrower incorporated or otherwise organized under the laws of the Netherlands.

Net Leverage Ratio shall mean ratio of (i) consolidated total Indebtedness of the Company and its Consolidated Subsidiaries minus all Unencumbered Cash in excess of $50,000,000, to (ii) EBITDA, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended.

Net Worth of the Company shall mean as of any date of determination total stockholders’ equity of the Company and its Consolidated Subsidiaries as of such date determined and consolidated in accordance with GAAP.

New Lender shall have the meaning assigned to such term in Section 2.1.2(i) hereof.

Non-Consenting Lender shall have the meaning specified in Section 12.1.4 [Modifications, Amendments or Waivers].

Notes shall mean, collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.

NYFRB shall mean the Federal Reserve Bank of New York.

Obligation shall mean any obligation or liability of any of the Borrowers, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Optional Currency shall mean the following lawful currencies: Canadian dollars, British pounds sterling, the Euro, Australian dollars, New Zealand dollars, Japanese yen, Swiss francs, Norwegian krone (NOK), Swedish krona (SEK) and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.9.3 [Requests for Additional Optional Currencies]. Subject to Section 2.9.2 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

Optional Currency Loans shall mean aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in an Optional Currency.

Order shall have the meaning specified in Section 2.8.9 [Liability for Acts and Omissions].

Original Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (but, without broadening the scope of the foregoing, not including any Tax imposed as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Documents, or sold or assigned an interest in any Loan or Loan Document).

Other Currency shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

Overnight Bank Funding Rate shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

Overnight Rate shall mean for any day with respect to any Optional Currency Loans, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.

Participant has the meaning specified in Section 12.8.4 [Participations].

Participant Register shall have the meaning specified in Section 12.8.4 [Participations].

Participating Member State shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Participation Advance shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Payment Date shall mean the first day of January, 2019 and the first day of each calendar quarter thereafter and on the Expiration Date or upon acceleration of the Notes.

Payment In Full and Paid in Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit or cash collateralization of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

Permitted Liens shall mean:

(i)     Liens existing on the Closing Date and securing Indebtedness in an aggregate principal amount not exceeding $25,000,000;

(ii)     Liens existing on other assets at the date of acquisition thereof or which attach to such assets concurrently with or within 90 days after the acquisition thereof, securing Indebtedness incurred to finance the acquisition thereof in an aggregate principal amount at any time outstanding not exceeding $75,000,000;

(iii)     any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary of the Company or is merged or consolidated with or into the Company or one of its Consolidated Subsidiaries and not created in contemplation of such event;

(iv)     any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this definition, provided that such Indebtedness is not increased and is not secured by any additional assets;

(v)     other Liens arising in the ordinary course of the business of the Company or such Consolidated Subsidiary which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, do not secure any obligation in an amount exceeding, individually or in the aggregate, the greater of (a) $75,000,000 or (b) 10% of the Net Worth of the Company and do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business, including in relation to a Netherlands Borrower, any Lien which arises under the general banking conditions of a bank in the Netherlands with which such Netherlands Borrower holds an account;

(vi)     Liens not otherwise permitted by the foregoing clauses of this definition securing Indebtedness in an aggregate principal or face amount, together with Liens securing obligations made under item (v) above, at any date not to exceed the greater of (a) $150,000,000 or (b) 10% of the Net Worth of the Company;

(vii)     Liens incurred pursuant to receivables securitizations and related assignments and sales of any income or revenues (including Receivables), including Liens on the assets of any Receivables Subsidiary created pursuant to any receivables securitization and Liens granted by the Company and its other Consolidated Subsidiaries on Receivables in connection with the transfer thereof, or to secure obligations owing by them, in respect of any such receivables securitization; provided that the aggregate principal amount of the investments and claims held at any time by all purchasers, assignees or other transferees of (or of interests in) Receivables from any Receivables Subsidiary, and other rights to payment held by such Persons, in all receivables securitizations shall not exceed $500,000,000;

(viii)     Liens imposed by any Official Body for Taxes (a) not yet due and delinquent or (b) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Borrower, provided that such Borrower shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(ix)     carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of applicable Law, arising in the ordinary course of business and securing amounts: (a) which are not overdue for a period of more than 30 days, or (b) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Borrower, provided that such Borrower shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(x)     statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;

(xi)     undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law or which although filed or registered, relate to obligations not due or delinquent; and

(xii)     investments made under the Cash Management Agreements or under cash management agreements with any other Lenders.

Permitted Non-Qualifying Lender shall mean, as determined with respect to Swiss Borrowers, any bank, financial institution, trust, fund or other entity that is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, that:

(a)	is not a Qualifying Bank; and

(b)	by its accession to this Agreement as an additional Lender does not increase the number of Lenders that are not Qualifying Banks under this Agreement to a number that is greater than 10;

and which has not ceased to be a Lender or ceased to have any interest in any rights of a Lender hereunder, e.g. through a participation and/or a subparticipation.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Professional Market Party shall mean a “professional market party” (professionele marktpartij) within the meaning of the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and any regulations promulgated thereunder as amended or replaced from time to time.

PTE shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Qualifying Bank shall mean, with respect to Swiss Borrowers, any Person which is recognized as a bank by the banking laws in force in its country of incorporation, or if acting through a branch by the banking laws in force in the country of that branch, and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making and has a genuine banking activity, in each case as per the Guidelines.

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders, provided that in the case of Section 2.11 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Receivables shall mean all accounts receivable of the Company or any of its Consolidated Subsidiaries (including any thereof constituting or evidenced by accounts, chattel paper, instruments or general intangibles), and rights (contractual and other) and collateral related thereto and all proceeds thereof.

Receivables Subsidiary shall mean any special purpose, bankruptcy remote Consolidated Subsidiary of the Company that acquires, on a revolving or evergreen basis, Receivables generated by the Company or any of its Consolidated Subsidiaries and that engages in no operations or activities other than those related to receivables securitizations.

Recipient shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

Reference Currency shall have the meaning specified in the definition of Equivalent Amount.

Reimbursement Obligation shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Release shall mean any discharge, emission or release, including a “RELEASE” as defined in CERCLA at 42 U.S.C. Section 9601(22). The term “Released” shall have a corresponding meaning.

Relevant Interbank Market shall mean in relation to Euro, British Pounds Sterling, Japanese Yen or Swiss Francs, the London Interbank Market, and in relation to any other currencies, the applicable offshore interbank market. Notwithstanding the foregoing, the references to the currencies listed in this definition shall only apply if such currencies are or become available as Optional Currencies in accordance with the terms hereof.

Relief Proceeding shall mean, with respect to any Person, any proceeding seeking a decree or order for relief in respect of such Person in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

Reportable Compliance Event shall mean that any Borrower or any Subsidiary of a Borrower, or, to the Borrowers’ actual knowledge and after due inquiry, any other Covered Person, becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.8.3 [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

Sanctioned Country shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

Senior Officer shall mean the chief executive officer, president, chief financial officer, chief operating officer or treasurer of the Company.

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

Significant Subsidiary shall mean at any time any Subsidiary of the Company, except Subsidiaries of the Company which, if aggregated and considered as a single Subsidiary at the time of occurrence with respect to such Subsidiaries of any event or condition of the kind described in Section 9.1.11 [Relief Proceedings] or Section 9.1.7 [Inability to Pay Debts] would not meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission; provided that for purposes of Section 8.1.1 [Preservation of Existence, Etc.] only, “Significant Subsidiary” shall mean at any time any Subsidiary which would meet the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

Statements shall have the meaning specified in Section 6.1.8 [Information].

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Swing Loan Commitment shall mean PNC’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.4 [Swing Loan Commitment].

Swing Loan Lender shall mean PNC, in its capacity as lender of Swing Loans.

Swing Loan Note shall mean the Swing Loan Note of the Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests] hereof.

Swing Loan Sublimit shall have the meaning assigned to such term in Section 2.1.4.1 [Swing Loans Generally].

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrowers pursuant to Section 2.1.4 [Swing Loan Commitment] hereof.

Swiss Bank Rules shall mean together the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

Swiss Borrowers shall mean all Borrowers incorporated or otherwise organized under the laws of Switzerland, each of which shall be individually referred to herein as a Swiss Borrower.

Swiss Federal Tax Administration means the Swiss federal tax administration referred to in Article 34 of the Swiss Withholding Tax Act.

Swiss Ten Non-Bank Rule shall mean the rule that the aggregate number of Lenders and Participants in respect of Loans to any Swiss Borrower pursuant to this Agreement that are not Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.

Swiss Tranche shall mean that portion of a Loan which can be used by a Swiss Borrower under this Agreement.

Swiss Twenty Non-Bank Rule shall mean the rule that the aggregate number of lenders (including the Lenders), other than Qualifying Banks, of any Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement, facilities or private placements and intragroup loans, if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of June 18, 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of August 1, 2010) must not at any time exceed twenty, all in accordance with the Guidelines.

Swiss Withholding Tax shall mean the withholding tax (“Verrechnungssteuer”) imposed by the Swiss federal government on certain payments by Swiss residents to non-Swiss residents under Article 4 of the Swiss Withholding Tax Act.

Swiss Withholding Tax Act shall mean the “Bundesgesetz über die Verrechnungssteuer” enacted into Swiss federal law.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Unencumbered Cash shall mean cash and Cash Equivalents of the Borrowers and their Consolidated Subsidiaries which are not subject to any Lien other than non-consensual Permitted Liens which do not restrict use of the cash or Cash Equivalents by the Borrowers and their Consolidated Subsidiaries.

Unpaid Drawing shall mean, with respect to any Letter of Credit, the aggregate Dollar Equivalent Amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrowers.

UCP shall have the meaning specified in Section 12.11.1 [Governing Law].

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

U.S. Borrower shall mean any Borrower that is a U.S. Person.

U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].

Withholding Agent shall mean any Borrower and the Administrative Agent.

Write-Down and Conversion Powers means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3    Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in clause (b)(i) of Section 6.1.8 [Information]. Notwithstanding the foregoing, if a Borrower notifies the Administrative Agent in writing that a Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such provision (or if the Administrative Agent notifies the Borrowers in writing that the Required Lenders wish to amend any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP or in the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, such provision(s) shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice is withdrawn or such provision(s) amended in accordance herewith, and the Borrowers shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding any other provision hereof, any obligations relating to a lease that was accounted for by the Company or any of its Consolidated Subsidiaries in accordance with GAAP as an operating lease as of the Closing Date (without giving effect to the phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the date of this Agreement) and any operating lease entered into after the Closing Date by the Company or any of its Consolidated Subsidiaries that would under GAAP as in effect on the Closing Date (without giving effect to the phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the date of this Agreement) have been accounted for as an operating lease shall be accounted for as obligations relating to an operating lease and not as capital lease or Indebtedness obligations (other than for purposes of the preparation and delivery of financial statements).

2.     REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1    Revolving Credit Commitments.

2.1.1     Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency and (iv) any Borrowers organized in Australia may only obtain Loans denominated in Australian Dollars. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

2.1.2    Increase in Revolving Credit Commitments.

(i)    Increasing Lenders and New Lenders. The Borrowers may, at any time, prior to the Expiration Date, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(a)    No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender;

(b)    Defaults. There shall exist no Event of Default or, unless consented to by the Required Lenders, Potential Default on the date of such request and/or the effective date of such increase, either before or after giving effect to such increase;

(c)    Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed the lesser of (i) $1,500,000,000 or (ii) the sum of (A) the total Revolving Credit Commitments as in effect on the date of such request prior to giving effect to any requested increase, plus (B) $200,000,000 minus the amount of any prior increase to the Revolving Credit Commitments under this Section 2.1.2;

(d)    Resolutions; Opinion. The Borrowers shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries (or foreign jurisdiction equivalent) with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by the Borrowers, and (2) opinions of domestic and foreign counsel (as applicable) in form satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Borrowers;

(e)    Notes. The Borrowers shall execute and deliver (1) to each Increasing Lender that shall so request a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment; provided that such replacement Note shall not be intended to constitute and shall not constitute a novation or satisfaction of the obligations represented by the prior Note.

(f)    Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent (not to be unreasonably withheld or conditioned) and the Company and shall not be (1) a Borrower or any Subsidiary or Affiliate of any Borrower or (2) a natural person. The Revolving Credit Commitments of any New Lenders and the increasing Revolving Credit Commitments of any Increasing Lenders, collectively, shall not be less than $25,000,000. The share of each New Lender located in or organized under the laws of the Netherlands in the Loans and the share of each New Lender hereunder in the Loans to a Netherlands Borrower shall initially be at least the Dollar Equivalent of EUR 100,000 (or such higher amount as may be required at the time of new Lender becoming a party to this Agreement in order for the New Lender to qualify as a Professional Market Party) or such New Lender shall otherwise qualify as a Professional Market Party, and each such New Lender shall confirm the foregoing on the date on which it becomes a New Lender hereunder by execution and delivery of its Lender Joinder and/or its Assignment and Assumption Agreement in which the New Lender confirms that it is a Professional Market Party.

(g)    Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least three (3) days before the effective date of such increase.

(h)    New Lenders--Joinder. Each New Lender shall execute a Lender Joinder in substantially the form of Exhibit 1.1(L) pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such Lender Joinder.

(ii)    Treatment of Outstanding Loans and Letters of Credit.

(a)    Repayment of Outstanding Revolving Credit Loans; Borrowing of New Revolving Credit Loans. On the effective date of such increase, at the request of the Administrative Agent, the Borrowers shall repay all Revolving Credit Loans then outstanding, subject to the Borrowers’ indemnity obligations hereunder, or at the option of the Administrative Agent, the Lenders shall assign their Revolving Credit Loans to the Increasing Lenders in accordance with their Ratable Shares after giving effect to the increase in the Revolving Credit Commitments contemplated by this Section 2.1.2; provided that the Borrowers may borrow new Revolving Credit Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Revolving Credit Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.1.2.

(b)    Outstanding Letters of Credit. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

2.1.3    Optional Reductions. The Company shall have the right to terminate or reduce the Commitments at any time or from time to time, provided that: (i) the Company shall give notice of each such termination or reduction to the Administrative Agent at least three (3) Business Days prior to the relevant termination or reduction (which notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced); (ii) each partial reduction shall be in an aggregate amount equal to $10,000,000 or any greater multiple of $5,000,000 and (iii) no such reduction shall be permitted unless and until, in connection therewith, any mandatory prepayments required under Section 5.7 [Mandatory Prepayments; Cash Collateralization] have been made. Notwithstanding the foregoing, such a notice of a complete reduction (non-partial) reduction of and termination of Commitments (and any corresponding notice of prepayment under Section 5.6 [Voluntary Prepayments]) may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company by written notice to the Administrative Agent on or prior to the specified effective date stating that such condition has not been satisfied, subject, however, to the Company’s payment of any breakage compensation or other costs associated with such revoked notice. Once terminated or, subject to this Section 2.1.2, reduced, the Commitments may not be reinstated.

2.1.4     Swing Loan Commitment.

2.1.4.1    Swing Loans Generally. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $100,000,000 (the “Swing Loan Sublimit”), provided that after giving effect to each such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments; and provided further that a Swing Loan shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.4.

2.1.4.2    Notwithstanding any other provision hereof, as a condition to the making of any Swing Loan, if any Lender is at such time a Defaulting Lender hereunder, PNC may require that satisfactory arrangements with the Borrowers or such Defaulting Lender be entered into to eliminate PNC’s risk with respect to such Defaulting Lender (it being understood that (a) no such arrangements shall be required with respect to any requested Swing Loan to the extent that a reallocation effected pursuant to Section 2.11.1.1(iii) (a) accommodates the entire amount of such requested Swing Loan, and (b) PNC would consider the Borrowers or the Defaulting Lender providing cash collateral to secure the Defaulting Lender’s Ratable Share of the Swing Loans a satisfactory arrangement).

2.2    Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3    Commitment Fee. Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Dollar Equivalent amount of the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date and in U.S. Dollars.

2.4    Revolving Credit Loan Requests; Swing Loan Requests.

2.4.1     Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 12:00 noon, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any Loans in Dollars; (ii) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans denominated in Canadian dollars or Euro or the date of conversion to or renewal of the Euro Rate Option for Revolving Credit Loans denominated in Canadian dollars or Euro; (iii) four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in an Optional Currency (other than Revolving Credit Loans denominated in Canadian dollars or Euro) or the date of conversion to or renewal of the Euro-Rate Option for Revolving Credit Loans in an Optional Currency; and (iv) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan denominated in Dollars to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the aggregate amount of the proposed Loans (expressed in the currency in which such Loans shall be funded) comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) integral multiples of $1,000,000 (or the Dollar Equivalent thereof) and not less than $5,000,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche under the Euro-Rate Option, and (y) integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option; (B) which Interest Rate Option shall apply to the proposed Dollar denominated Loans comprising the applicable Borrowing Tranche, (C) the currency in which such Revolving Credit Loans shall be funded if a Borrower elects an Optional Currency, the applicable Interest Rate Option, (D) an appropriate Interest Period, and (E) which Borrower is requesting the Revolving Credit Loan. No Loan made in an Optional Currency may be converted into a Base Rate Loan, a Euro-Rate Loan or a Loan denominated in a different Optional Currency.

2.4.2    Swing Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Expiration Date request PNC to make Swing Loans in Dollars by delivery to PNC not later than 1:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that PNC may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $500,000 with minimum increments thereafter of $250,000.

2.5    Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.5.1    Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowers, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested Optional Currency (or in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in immediately available funds in Dollars or the requested Optional Currency (as applicable) at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent (or fails to remit such funds in the applicable Optional Currency) in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2 [Presumptions by the Administrative Agent].

2.5.2    Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (a) prior to 12:00 noon on the proposed date of any Base Rate Loan, or (b) prior to the proposed date of any Loan for any other Loan, that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate currency with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5.3    Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2 [Swing Loan Requests], fund such Swing Loan to the Borrowers in U.S. Dollars in immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.5.4    Repayment of Revolving Credit Loans. Subject to the limitations set forth in Section 12.14.2 [Liability of Foreign Borrowers], the Borrowers, jointly and severally, shall repay in full the outstanding principal amount of the Revolving Credit Loans together with all outstanding interest thereon and all fees and other amounts owing under any of the Loan Documents relating thereto on the Expiration Date or upon the earlier termination of the Revolving Credit Commitments in connection with the terms of this Agreement.

2.5.5    Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations (to the extent applicable, calculated in Dollar Equivalents).

Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.5.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.5.6    Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.5.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.4.2 [Swing Loan Requests], PNC, as a Swing Loan Lender, may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Company and such Swing Loan Lender relating to the Company’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Company’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Company’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.5.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.4 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.4.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.5.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2. The Borrowers acknowledge and agree that each Borrower materially benefits from the arrangements made pursuant to this Section 2.5.6 [Swing Loans Under Cash Management Agreement] and the Cash Management Agreements, and each Borrower shall be jointly and severally liable, subject to Section 12.14 [Foreign Borrowers], for all Obligations, including without limitation, those arising from the operation of this Section 2.5 [Making Revolving Credit Loans and Swing Loans; etc.].

2.6    Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a Swing Loan Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment and the Swing Loan Commitment, as applicable, of such Lender.

2.7    Use of Proceeds. The proceeds of the Loans shall be used (i) to refinance existing indebtedness for borrowed money, (ii) to finance working capital and capital expenditures, and (iii) for general corporate purposes (including the payment of fees and expenses related to the foregoing permitted purposes).

2.8     Letter of Credit Subfacility.

2.8.1    Issuance of Letters of Credit. Each of the Borrowers may at any time prior to the Expiration Date request the issuance of a standby letter of credit (a “Standby Letter of Credit”) or Commercial Letter of Credit (each a “Letter of Credit”) which may be denominated in either Dollars or an Optional Currency on behalf of itself or a Consolidated Subsidiary of the Company, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 1:00 p.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. Such Borrower shall authorize and direct the Issuing Lender to name such Borrower as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof.

2.8.1.1    Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Borrower, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than 364 days after the Expiration Date and provided further that in no event shall (i) the Dollar Equivalent of the Letter of Credit Obligations exceed, at any one time, $100,000,000.00 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrowers for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrowers and Administrative Agent a true and complete copy of such Letter of Credit or amendment. All letters of credit which are identified on Schedule 2.8.1 hereto, which shall consist of all letters of credit outstanding on the Closing Date, shall be deemed to have been issued under this Agreement, regardless of which Person is the applicant thereunder.

2.8.1.2    Notwithstanding Section 2.8.1.1, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.

2.8.1.3    If, three (3) days prior to the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrowers shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. Each Borrower hereby grants to Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

2.8.2    Letter of Credit Fees. The Borrowers shall pay in Dollars, or at the Administrative Agent’s option, the Optional Currency in which each Letter of Credit is issued, (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to 1/8% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay (in Dollars) to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.8.3    Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in each case in the currency in which each Letter of Credit is issued.

2.8.3.1    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender, in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit in U.S. Dollars (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof) be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.8.3.2    Each Lender shall upon any notice pursuant to Section 2.8.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the Dollar Equivalent amount of the drawing, whereupon the Lenders shall (subject to Section 2.8.3 [Disbursements, Reimbursement]) each be deemed to have made a Revolving Credit Loan in Dollars under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Lender its Ratable Share of the Dollar Equivalent amount of the drawing shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Lender its Ratable Share of the Dollar Equivalent amount of the drawing; provided that no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Ratable Share of the Dollar Equivalent amount of the drawing. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such Drawing Date shall not relieve such Lender from its obligation under this Section 2.8.3.2.

2.8.3.3    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.8.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8.3.

2.8.4    Repayment of Participation Advances.

2.8.4.1    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.8.4.2    If the Administrative Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Borrower to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.

2.8.5    Documentation. Each Borrower agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Borrower’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.8.6    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.8.7    Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:

(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Borrower may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)    the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], 2.5 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8.3 [Disbursements, Reimbursement];

(iii)    any lack of validity or enforceability of any Letter of Credit;

(iv)    any claim of breach of warranty that might be made by any Borrower or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Borrower or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or Consolidated Subsidiaries of a Borrower and the beneficiary for which any Letter of Credit was procured);

(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)    payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)    any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Borrower, unless the Issuing Lender has received written notice from such Borrower of such failure within three Business Days after the Issuing Lender shall have furnished such Borrower and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Borrower or Subsidiaries of a Borrower;

(x)    any breach of this Agreement or any other Loan Document by any party thereto;

(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to any Borrower;

(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)    the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.8.8    Indemnity. Each Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body. To the extent the Issuing Lender is not indemnified by the Borrowers, the Lenders will reimburse and indemnify the Issuing Lender, in proportion to their respective Ratable Shares, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against, or incurred by the Issuing Lender in performing its respective duties in any way related to or arising out of the Letter(s) of Credit issued by the Issuing Lender; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Issuing Lender or an Affiliate of the Issuing Lender.

2.8.9    Liability for Acts and Omissions. As between any Borrower and the Issuing Lender, or the Issuing Lender’s Affiliates, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Borrower or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.

2.8.10    Issuing Lender Reporting Requirements. Any Issuing Lender other than PNC shall, on the first Business Day of each month, provide to Administrative Agent and Borrowers a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party (if applicable), the original face amount (if any), and the expiration date of any Letter of Credit of such Lender outstanding at any time during the preceding month, and any other information relating to such Letters of Credit that the Administrative Agent may request.

2.9     Utilization of Commitments in Optional Currencies.

2.9.1     Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the proposed Revolving Credit Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Company, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.

2.9.2    European Monetary Union.

2.9.2.1    Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrowers, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.

2.9.2.2    Additional Compensation Under Certain Circumstances. The Borrowers agree, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowers and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.9.3    Requests for Additional Optional Currencies. The Borrowers may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowers of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrowers’ request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrowers’ request.

2.9.4    Funding of Optional Currency Loans. Each Lender at its option may make any Optional Currency Loan by causing any domestic or, if such Loan is denominated in an Optional Currency, foreign branch or Affiliate of such Lender to make such Optional Currency Loan (and in the case of an Affiliate, the provisions of this Agreement shall apply to such Affiliate to the same extent as to such Lender); provided that, any exercise of such option shall not affect the obligation of the Borrowers to repay such Optional Currency Loan in accordance with the terms of this Agreement.

2.10    Provisions Applicable to All Loans.

2.10.1    Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to them by each Lender and Swing Loans made to them by PNC, together with interest thereon, shall be evidenced by a revolving credit Note or Swing Loan Note, as applicable, dated as of the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement), payable to the order of such Lender in a face amount equal to such Lender’s Revolving Credit Commitment and payable to the order of PNC in the face amount equal to the Swing Loan Commitment. Upon request to the Administrative Agent made prior to the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement), any Lender may elect to evidence the aggregate unpaid principal amount of all Revolving Credit Loans made by it, and PNC may elect to evidence the aggregate unpaid principal amount of all Swing Loans made by it, through the maintenance in the ordinary course of business of accounts or records, which accounts or records shall be available to the Administrative Agent to review promptly upon request, in lieu of receipt of original Notes. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent with respect to such matters, the accounts and records of the Administrative Agent shall control absent manifest error.

2.10.2    Joint and Several Obligations. Subject to any limitations expressly set forth in Section 12.14 [Foreign Borrowers] with respect to Foreign Borrowers, all Obligations of the Borrowers are joint and several.

2.11    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees] (it being understood that the portion of a Defaulting Lender’s Commitment attributable to its Ratable Share in outstanding Letters of Credit shall be deemed unfunded unless such Defaulting Lender has provided cash collateral therefor in accordance with the provisions hereof);

(ii)    the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(iii)    if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a)    all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time; provided, however, that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Lender as a result of such Lender’s increased exposure following such reallocation;

(b)     if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, Cash Collateralize for the benefit of the Issuing Lender the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c)    if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8.1.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are Cash Collateralized;

(d)    if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.8.1.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and

(e)    if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor Cash Collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.8.1.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or Cash Collateralized; and

(iv)    so long as such Lender is a Defaulting Lender, PNC shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by such Defaulting Lender or by the Borrowers in accordance with Section 2.11(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.11(iii)(a) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrowers, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share, provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.12    Extension of Commitment Expiration Date.

2.12.1    Request for Extension. The Borrowers may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to any anniversary of the Closing Date, request that each Lender extend such Lender’s Commitment for an additional 364 days from the Expiration Date then in effect hereunder (the “Existing Expiration Date”). The number of such requests which may be made by the Borrowers and agreed to by the Lenders shall be limited to two such extensions.

2.12.2    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not less than 20 days prior to such anniversary of the Closing Date (the “Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension, and each Lender that determines not to so extend its Expiration Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(A)    Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than the date 15 days prior to such anniversary of the Closing Date (or, if such date is not a Business Day, on the next preceding Business Day).

(B)    Additional Commitment Lenders. The Borrowers shall have the right on or before the Existing Expiration Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more assignees who are eligible to become Lenders under Section 12.8.2 [Assignment by Lenders] (each, an “Additional Commitment Lender”), and as provided in Section 12.8.2, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and shall agree, with respect to such undertaken Commitment, to such extension. At the Existing Expiration Date in effect prior to such extension, (1) the commitments of Non-Extending Lenders that are not otherwise replaced with an Additional Commitment Lender will be terminated, and the Loans of and other amounts due and payable to such Lenders will be repaid (it being understood that the commitments of the Non-Extending Lenders not consenting to such extension will remain in effect until the Existing Expiration Date originally applicable to such Lenders), and (2) the Borrowers shall make such additional prepayments as shall be necessary in order that the Loans and L/C Obligations hereunder immediately after such Existing Expiration Date will not exceed the Commitments.

(C)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Expiration Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to such anniversary of the Closing Date, then, effective as of such anniversary of the Closing Date (the “Extension Effective Date”), the Expiration Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Expiration Date (except that, if such date is not a Business Day, such Commitment Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(D)    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Expiration Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i)    no Potential Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)    the representations and warranties contained in this Agreement are true and correct in all material respects (or true in all respects as to those representations and warranties qualified by materiality) on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii)    the Borrowers shall have paid to the Administrative Agent all fees, invoiced expenses and other amounts due and payable to the Administrative Agent pursuant to this Agreement and the other Loan Documents on or prior to the Extension Effective Date.

(E)    Amendment; Sharing of Payments. In connection with any extension of the Expiration Date, the Borrowers, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section shall supersede Sections 5.3 and 12.1.

3.    RESERVED

4.    INTEREST RATES

4.1    Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, all Revolving Credit Loans made as part of the same Borrowing Tranche shall be made to the same Borrower and shall consist of the same Interest Rate Option, and the same Interest Period shall apply to such Loans that are part of the same Borrowing Tranche; provided that the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided further that there shall not be at any one time outstanding more than twelve (12) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the Euro-Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Euro-Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrowers in such Optional Currency.

4.1.1    Revolving Credit Interest Rate Options; Swing Line Interest Rate. Subject to Section 4.3 [Interest After Default], the Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans, provided that any Loan made in an Optional Currency shall bear interest at the Euro-Rate:

(i)    Revolving Credit Base Rate Option: A fluctuating rate per annum equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate;

(ii)    Revolving Credit Euro-Rate Option: A rate per annum equal to the Euro-Rate plus the Applicable Margin; or

(iii)    Swing Loans. Subject to Section 4.3 [Interest After Default], at the Borrowers’ option, Swing Loans shall bear interest (A) at the Base Rate Option applicable to

Revolving Credit Loans or, (B) at a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Daily Euro-Rate plus the Applicable Margin applicable to Revolving Credit Loans under the Euro-Rate Option.

4.1.2    Rate Calculations; Rate Quotations. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Daily LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 or 366 day year) or, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice. A Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2    Interest Periods. At any time when the Borrowers shall select, convert to or renew a Euro-Rate Option, the Borrowers shall notify the Administrative Agent thereof by delivering a Loan Request to the Administrative Agent (i) at least three (3) Business Days prior to the effective date of such Interest Rate Option with respect to a Loan in an Optional Currency denominated in Canadian dollars or Euro, four (4) Business Days prior to the effective date of such Interest Rate Option with respect to a Loan in any other Optional Currency, and in all other cases, three (3) Business Days prior to the effective date of such Euro Rate Option. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1    Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Euro-Rate Option shall be in integral multiples of $1,000,000 and not less than $5,000,000; and

4.2.2    Renewals. In the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day, or such other day as agreed to by the Administrative Agent and the Company.

4.2.3    No Conversion of Optional Currency Loans. No Optional Currency Loan may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different Optional Currency.

4.3    Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

4.3.1    Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;

4.3.2    Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and

4.3.3    Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.

4.4    Rates Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1    Unascertainable. If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)    adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii)    a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the Euro-Rate then the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].

4.4.2    Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i)    the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)    such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan,

then the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].

4.4.3    Optional Currency Not Available. If at any time the Administrative Agent shall have determined that a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Optional Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then (i) the Administrative Agent shall notify the Borrowers of any such determination, and (ii) the Administrative Agent shall have the rights specified in Section 4.4.4 [Administrative Agent’s and Lender’s Rights].

4.4.4    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, and in the case of an event specified in Section 4.4.3 [Optional Currency Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a Euro-Rate Option or select an Optional Currency, as applicable, shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate Option otherwise available with respect to such Loan or select a different Optional Currency or Dollars, or (ii) prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date. If the Administrative Agent makes a determination under Section 4.4.3 [Optional Currency Not Available] then, until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such determination no longer exist, (i) the availability of Loans in the affected Optional Currency shall be suspended, (ii) the outstanding Loans in such affected Optional Currency shall be converted into Dollar Loans (in an amount equal to the Dollar Equivalent of such outstanding Optional Currency Loans) (x) on the last day of the then current Interest Period if the Lenders may lawfully continue to maintain Loans in such Optional Currency to such day, or (y) immediately if the Lenders may not lawfully continue to maintain Loans in such Optional Currency, and interest thereon shall thereafter accrue at the Base Rate Option.

4.5    Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Revolving Credit Base Rate Option, commencing upon the last day of the existing Interest Period, and such currency conversion to U.S. Dollars shall be determined by the Administrative Agent at the time of such conversion.

4.6    Interest Act (Canada) Disclosure. For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

4.7    Canadian Usury Provision. If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)    first, by reducing the amount or rate of interest; and

(ii)    thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

4.8    Minimum Interest Clause for Swiss Borrowers. The rates of interest provided for in this Agreement, insofar as they relate to the Swiss Tranche, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable by Swiss Borrowers at the rates set out in this Section 4.8 or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax.

Notwithstanding that the parties hereto do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, such parties agree that, in the event that (a) Swiss Withholding Tax is imposed on interest payments by any Swiss Borrower and (b) such Swiss Borrower is unable, solely by reason of the Swiss Withholding Tax Act, to comply with Section 5.9.2 [Payments Free of Taxes], then

(i)    the applicable interest rate in relation to that interest payment shall be (A) the interest rate which would have applied to that interest payment as provided for in Section 4.1 [Interest Rate Options] divided by (B) 1 minus the rate at which the relevant Tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of 1); and

(ii)    the Swiss Borrower shall (A) pay the relevant interest at the adjusted rate in accordance with paragraph (i) above, (B) make the Tax deduction on the interest so recalculated and (C) all references to a rate of interest under the Agreement shall be construed accordingly.

To the extent that interest payable by a Swiss Borrower under this Agreement becomes subject to Swiss Withholding Tax, at the Borrowers’ expense, the Parties shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the specific Swiss Borrower to obtain the tax ruling from Swiss Federal Tax Administration.

All the other provisions of Section 5.9 [Taxes] shall otherwise apply except for the gross-up requirement provided for under Section 5.9.2 [Payments Free of Taxes].

4.9    Successor Euro-Rate Index.

(i)    Notwithstanding anything herein to the contrary, if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 4.4.1 [Unascertainable] have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 4.4.1 have not arisen but the applicable supervisor or administrator (if any) of a Euro-Rate or an Official Body having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the Euro-Rate shall no longer be used for determining interest rates for loans in Dollars or any Optional Currency (either such date, a “Euro-Rate Termination Date”), or (b) a rate other than the Euro-Rate has become a widely recognized benchmark rate for newly originated syndicated loans in Dollars or an applicable Optional Currency in the U.S. market, then the Administrative Agent may (in consultation with the Company) choose a replacement index for the Euro-Rate in respect of Loans in Dollars or the applicable Optional Currency, as the case may be, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in Euro-Rate-based interest rate in effect prior to its replacement.

(ii)    The Administrative Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate (but for avoidance of doubt, such related amendments shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.1 [Modifications, Amendments or Waivers]), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. Eastern Time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(iii)    Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (a) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a Euro-Rate-based rate to a replacement index-based rate, and (b) may also reflect adjustments to account for (x) the effects of the transition from the Euro-Rate to the replacement index and (y) yield- or risk-based differences between the Euro-Rate and the replacement index.

(iv)    Until an amendment reflecting a new replacement index in accordance with this Section 4.9 is effective, each advance, conversion and renewal of a Loan under the Euro-Rate Option will continue to bear interest with reference to the Euro-Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a Euro-Rate Termination Date has occurred, then following the Euro-Rate Termination Date, all Loans as to which the Euro-Rate Option would otherwise apply shall automatically be converted to (x) if such Loan is in Dollars, the Base Rate Option and (y) if such Loan is in an Optional Currency to which such Euro-Rate Termination Date applies, a Loan in Dollars under the Base Rate Option, in each case, until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v)    Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

5.         PAYMENTS

5.1    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 1:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars (unless specified otherwise herein) and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 1:00 p.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated.” All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower with the Administrative Agent.

5.2    Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) or amounts due from the Borrowers hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.4 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due or payable such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers solely with respect to Swing Loans shall be made by or to PNC according to Section 2.5.5 [Borrowings to Repay Swing Loans].

5.3    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)    the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of the

Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Consolidated Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

5.4     Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5    Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments; Cash Collateralization] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.6    Voluntary Prepayments.

5.6.1    Right to Prepay. Each Borrower shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever any Borrower desires to prepay any part of the Loans, such Borrower shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans and at least four (4) Business Days prior to the date of prepayment of any Optional Currency Loans, or no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:

(i)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)    a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(iii)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans and Optional Currencies to which the Euro-Rate Option applies; and

(iv)    the total principal amount of such prepayment, which shall be equal to (i) in the case of any Base Rate Loan, $1,000,000 (or Dollar Equivalent thereof), with minimum increments thereafter of $500,000 (or Dollar Equivalent thereof), (ii) in the case of any Euro-Rate Loan, $5,000,000 (or Dollar Equivalent thereof), with minimum increments thereafter of $1,000,000 (or Dollar Equivalent thereof), and (iii) in the case of any Swing Loan, $500,000, with minimum increments thereafter of $250,000 (prepayments of Loans with different Interest Rate Options or Interest Periods shall be deemed separate prepayments for the purposes of the foregoing).

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.4 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fails to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans to which the Base Rate Option applies, (ii) then to Revolving Credit Loans to which the Euro-Rate Option applies which are not in Optional Currencies, (iii) then to Revolving Credit Loans in Optional Currencies, (iv) then to Swing Loans to which the Base Rate Option Applies, and (v) then to Swing Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made, unless otherwise directed by the Administrative Agent.

5.6.2    Replacement of a Lender. In the event any Lender (a) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.], (b) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9[Taxes], (c) is a Defaulting Lender, (d) becomes subject to the control of an Official Body (other than normal and customary supervision), or (e) is a Non-Consenting Lender referred to in Section 12.1 [Modifications, Amendments or Waivers] or a Non-Extending Lender under Section 2.12 [Extension of Commitment Expiration Date], then in any such event the Borrowers may, at their sole effort and expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan

Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.8 [Successors and Assigns];

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable Law.

Solely with respect to circumstances described in Sections 5.6.2(i) through 5.6.2(iii), a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

5.6.3    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8.1 [Increased Costs Generally], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.7    Mandatory Prepayments; Cash Collateralization.

5.7.1    Mandatory Prepayments of Loans. If on any date (after giving effect to any other payments on such date) (A) the aggregate Dollar Equivalent amount of Revolving Facility Usage exceeds the aggregate Revolving Credit Commitments, (B) the Dollar Equivalent amount of Revolving Credit Loans from a Lender exceeds such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations, or (C) the Swing Loans outstanding exceed the Swing Loan Sublimit; then, in the case of each of the foregoing, the applicable Borrower or the Company shall prepay on such date the principal amount of Loans and, after Loans have been paid in full, any Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Loans to the requirements as to the amounts of partial prepayments of Loans that are contained in Section 5.6 [Voluntary Prepayments]; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Optional Currencies applicable to any of the Loans or unpaid drawings, then neither the applicable Borrower nor the Company shall be obligated to make a prepayment pursuant to this Section 5.7.1 unless and/or until (1) the aggregate Dollar Equivalent amount of Revolving Facility Usage exceeds 105% of the aggregate of the Revolving Credit Commitments, or (2) the Dollar Equivalent amount of Revolving Credit Loans from a Lender exceeds 105% of such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations, and, in all cases governed by this proviso, such prepayment shall not be required until the third (3rd) Business Day after the date such excess first arose.

5.7.2    Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans denominated in Dollars and subject to a Euro-Rate Option, then to Optional Currency Loans subject to the Euro-Rate Option, and the Borrowers will be subject to the indemnity obligations set forth in Section 5.8 [Increased Costs] and Section 5.9 [Taxes]. In accordance with Section 5.10 [Indemnity], the Borrowers shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

5.7.3    Cash Collateralization. If on any date the Dollar Equivalent of Letter of Credit Obligations exceeds the Letter of Credit Sublimit, then the Issuing Lender shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the Reimbursement Obligations of the Issuing Lender hereunder in respect of Letters of Credit; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Optional Currencies applicable to any of the Letter of Credit Obligations, then the Issuing Lender shall not be obligated to make a cash payment to the Administrative Agent pursuant to this Section 5.7.3 [Cash Collateralization] unless and/or until such Letter of Credit Obligations equal or exceed 105% of the Letter of Credit Sublimit, and, in all cases governed by this proviso, such payment shall not be required until the third (3rd) Business Day after the date such excess first arose.

5.7.4    Application of Prepayments. All prepayments pursuant to this Section 5.7 shall be applied to reduce the Revolving Credit Loans (without a permanent corresponding Revolving Credit Commitment reduction unless otherwise provided in this Agreement).

5.7.5    No Deemed Cure. The payment of any mandatory prepayment as required by this Section 5.7 [Mandatory Prepayments; Cash Collateralization] shall not be deemed to cure any Event of Default caused under another provision of this Agreement by the same occurrence which gave rise to the mandatory prepayment obligation under this Section 5.7 [Mandatory Prepayments; Cash Collateralization].

5.8    Increased Costs.

5.8.1    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement which is addressed separately in this Section 5.8) or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender, the Issuing Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.8.2    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.8.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and setting forth in reasonable detail the calculations necessary to determine such amount or amounts, and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

5.8.4    Delay in Requests. Each Lender agrees to promptly give the Borrowers notice of any demand for compensation pursuant to this Section 5.8 [Increased Costs]. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 5.8 [Increased Costs] for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.8.5    Additional Reserve Requirements. The Borrowers shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Loan under the Euro-Rate Option equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement under Regulation D or under any similar, successor or analogous requirement of the Board of Governors of the Federal Reserve System (or any successor) or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans under the Euro-Rate Option, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that in each case the Borrowers shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

5.9    Taxes.

5.9.1    Issuing Lender. For purposes of this Section 5.9 [Taxes], the term “Lender” includes the Issuing Lender, and the term “applicable Law” includes FATCA.

5.9.2    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3    Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4    Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6     Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to an Official Body pursuant to this Section 5.9 [Taxes], such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7.1(ii)(A), 5.9.7.1(ii)(B) and 5.9.7.1(iv)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If any Foreign Lender fails to comply with the provisions in this Section 5.9, then the Borrowers shall not have any obligation to increase the sum payable to such Lender pursuant to Section 5.9 [Taxes] or to indemnify such Lender pursuant to this Section 5.9 for Taxes (included related penalties, interest and expenses) imposed by the United States or any political subdivision thereof.

(ii)    Without limiting the generality of the foregoing, with regard to each U.S. Borrower,

(A)    any Lender that is a U.S. Person shall deliver to each U.S. Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to each U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS

Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to each U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to each U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for each U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify each U.S. Borrower and the Administrative Agent in writing of its legal inability to do so.

5.9.8    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds], in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9    Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.9.10    Lenders’ Cooperation in Tax Matters. Promptly upon request by the Administrative Agent, at the Borrowers’ expense, each of the Lenders agrees to cooperate in completing any procedural formalities necessary for any Borrower to obtain authorization to make any payments under this Agreement without any deduction or withholding for or on account of taxes from a payment under a Loan Document. Each of the Lenders further agrees to provide such information as any Swiss Borrower may reasonably request from time to time to determine such Swiss Borrower’s compliance with Swiss Bank Rules.

Within thirty (30) days after request by any Lender that holds a passport under the HMRC DT Treaty Passport scheme and which wishes that scheme to apply to this Agreement, the Company shall file a duly completed form DTTP-2 [Notification of a loan from a Double Taxation Treaty Passport Holder] in respect of such Lender, with HM Revenue and Customs and shall promptly provide Lender with a copy of that filing.

5.10    Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)    payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or any voluntary prepayment without the required notice,

(ii)    attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or

(iii)    default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.

5.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.4 [Swing Loan Commitment] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.4 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

5.12    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.13    Indemnity in Certain Events. The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

6.        REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties. The Borrowers, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each of the Company and its Consolidated Subsidiaries (i) is a corporation, partnership or limited liability company (or foreign jurisdictional equivalent) duly organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as applicable, (ii) has all requisite corporate, partnership or limited liability company (or foreign equivalent) power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except in the case of such licenses, authorizations, consents and approvals, where the failure to obtain them would not have a Material Adverse Effect; and (iii) is duly licensed or qualified and in good standing (or foreign jurisdictional equivalent) in each jurisdiction where such licensing or qualification is required, except where the failure to be licensed, qualified or in good standing will not result in a Material Adverse Effect. No Event of Default or Potential Default exists or is continuing.

6.1.2    Consolidated Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 is a complete and correct list, as of the date of this Agreement, of all Consolidated Subsidiaries of the Company and of all Investments held by the Company or any of its Consolidated Subsidiaries in any material joint venture or other similar Person. The Certificates of Beneficial Ownership executed and delivered to the Administrative Agent and the Lenders on or prior to the date of this Agreement are true and correct as of the date hereof. The Company owns, free and clear of Liens, all outstanding shares or other equity interests of its Consolidated Subsidiaries and all such shares or other equity interests are validly issued, fully paid and non-assessable (except in the case of RPM Canada Company) and the Company (or the respective Consolidated Subsidiary of the Company) also owns, free and clear of Liens, all such Investments.

6.1.3    Corporate Action. Each Borrower has all necessary corporate, partnership or limited liability company (or foreign equivalent) power, as applicable, and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, partnership or limited liability company (or foreign equivalent) action, as applicable; and this Agreement has been duly and validly executed and delivered by each Borrower and constitutes the legal, valid and binding obligation of such Borrower and, on the Closing Date, each of the other Loan Documents to which the Borrowers are to be a party will constitute their legal, valid and binding obligation, in each case enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement or creditors’ rights generally and by general equitable principles.

6.1.4    No Breach. Neither the execution and delivery of this Agreement or the other Loan Documents by any Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a breach of, or require any consent under, the Organizational Documents of the Company or any of its Consolidated Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any Loan Document or other material agreement or instrument to which the Company or any of its Consolidated Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Consolidated Subsidiaries pursuant to the terms of any such agreement or instrument.

6.1.5    Litigation. Except as disclosed in the Disclosure Documents, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any Consolidated Subsidiary of such the Company which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any material provision of any Loan Document. The disclosure of litigation to the Lenders pursuant to this Section does not necessarily mean that such litigation is of the type described in this Section or that the Company believes that such litigation has any merit whatsoever.

6.1.6    Approvals. Each of the Company and its Consolidated Subsidiaries has obtained all material authorizations, approvals and consents of, and has made all filings and registrations with, any governmental or regulatory authority or agency and any third party necessary for the execution, delivery or performance by it of any Loan Document to which it is a party, or for the validity or enforceability thereof.

6.1.7    Margin Stock. None of the Company or any Consolidated Subsidiaries of the Company engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Borrowers or any Consolidated Subsidiary of any Borrower holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Borrower or any Consolidated Subsidiary of any Borrower are or will be represented by margin stock.

6.1.8     Information.

(a)    Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

(b)    Without limiting the generality of paragraph (a):

(i)    The audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of May 31, 2018 and the audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal year ended May 31, 2018 (collectively, the “Statements”) have been prepared in accordance with GAAP consistently applied. The Statements fairly present the financial position of the Company and its Consolidated Subsidiaries as of May 31, 2018 and the results of their operation and their cash flows for the fiscal year ended May 31, 2018 in conformity with GAAP.

(ii)    The unaudited balance sheet of the Company and its Consolidated Subsidiaries as of August 31, 2018 and the unaudited consolidated statements of income, shareholders’ equity and cash flows for the three (3) months then ended have been prepared in accordance with GAAP consistently applied, and fairly present the financial position of the Company and its Consolidated Subsidiaries as of August 31, 2018 including their operations and their cash flows for the three (3) months then ended in conformity with GAAP (subject to normal year-end adjustments).

(iii)    The Company and its Consolidated Subsidiaries did not on the date of the balance sheet referred to in clause (i) above, and will not on the Closing Date, have any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet.

(c)    The Company has disclosed to the Lenders in writing any and all facts (other than general economic or industry conditions) which have or may have a Material Adverse Effect.

(d)    Since May 31, 2018, no event has occurred and no condition has come into existence which has had, or is reasonably likely to have, a Material Adverse Effect.

6.1.9    Taxes. All federal, state, provincial, local and other material tax returns required to have been filed with respect to the Company and each Consolidated Subsidiary of the Company have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that (a) such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made in accordance with Section 8.1.2 [Payment of Liabilities, Including Taxes, Etc.], or (b) those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no material tax disputes or contests pending as of the Closing Date which would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Consolidated Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

6.1.10    Ownership and Use of Properties. Each of the Company and each Consolidated Subsidiary of the Company will have on the Closing Date and at all times thereafter, legal title or ownership of, or the right to use pursuant to enforceable and valid agreements or arrangements, all tangible property, both real and personal, and all franchises, licenses, copyrights, patents and know-how which is material to the operation of its business to be conducted.

6.1.11    Anti-Terrorism Laws; Anti-Corruptions Laws; EEA Financial Institutions. (i) None of the Borrowers nor any Subsidiary of the Borrowers, nor to the knowledge of the Borrowers, any director, officer, employee, agent or Affiliate of any Borrower, is a Sanctioned Person, and (ii) none of the Borrowers nor any Subsidiary of the Borrowers, nor to the knowledge of the Borrowers, any director, officer, employee, agent or Affiliate of any Borrower, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

The Borrowers, their respective Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrowers, the agents of the Borrowers and their Subsidiaries, are in compliance with all applicable Anti-Corruptions Laws in all material respects. The Company maintains and will continue to maintain and enforce policies and procedures designed to promote and achieve continued compliance with Anti-Terrorism Laws and Anti-Corruption Laws.

No Loan Party is an EEA Financial Institution.

6.1.12    Investment Company Act. Neither the Company nor any of its Consolidated Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of said Act, and shall not become such an “investment company” or under such “control.”

6.1.13    ERISA Compliance.

(i)    Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrowers and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(ii)    No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (b) no Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) no Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (d) no Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; and (e) no Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.1.14    Environmental Matters. Except as disclosed in the Disclosure Documents, neither the Company nor any of its Consolidated Subsidiaries has (i) failed to obtain any permits, certificates, licenses, approvals, registrations and other authorizations which are required under any applicable Environmental Law where failure to have any such permit, certificate, license, approval, registration or authorization would have a Material Adverse Effect; (ii) failed to comply with the terms and conditions of all such permits, certificates, licenses, approvals, registrations and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any notice or demand letter from any regulatory authority issued, entered, promulgated or approved thereunder where failure to comply would have a Material Adverse Effect; or (iii) failed to conduct its business so as to comply in all respects with applicable Environmental Laws where failure to so comply would have a Material Adverse Effect. The disclosure of any failure or alleged failure to the Lenders pursuant to this Section does not necessarily mean that such failure is of the type described in this Section or that any such allegations has any merit whatsoever.

6.1.15    Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, the Company and its Consolidated Subsidiaries are Solvent.

7.         CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Borrowers of their Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1    First Loans and Letters of Credit.

7.1.1    Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)    A certificate of the Company signed by an Authorized Officer of the Company, dated the Closing Date stating that (A) all representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects, (B) the Borrowers are in compliance with each of the covenants and conditions hereunder, (C) no Event of Default or Potential Default exists and (D) there is no litigation or proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Consolidated Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(ii)    A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary or Director of each of the Borrowers, certifying as appropriate as to: (a) all action taken by each Borrower in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing (or foreign jurisdictional equivalent in each jurisdiction where such certification is required) of each Borrower in each state where organized or qualified to do business;

(iii)    This Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv)    Opinions of counsel for each of the Borrowers, dated the Closing Date, each in form and substance acceptable to the Administrative Agent and the Lenders;

(v)    A duly completed Compliance Certificate for the fiscal period ending August 31, 2018, signed by an Authorized Officer of the Company;

(vi)    Evidence that the commitments of the lenders under the Existing Credit Agreement have been terminated and all outstanding obligations thereunder have been paid (other than (x) contingent indemnification obligations, and (y) Letters of Credit which are deemed to be issued under this Agreement in accordance with the terms hereof);

(vii)    A completed and executed Loan Request from the Borrowers in substantially the form of Exhibit 2.5.1 and, if applicable, Swing Loan Request from the Borrowers in substantially the form of Exhibit 2.5.2;

(viii)    An executed Certificate of Beneficial Ownership for each Foreign Borrower in form and substance acceptable to the Administrative Agent and each Lender, and such other documentation and other information requested by the Administrative Agent or any Lender in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(ix)    Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, in form and substance satisfactory to the Administrative Agent.

7.1.2    Payment of Fees. The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

7.1.3    Due Diligence. All legal details and proceedings in connection with the transactions contemplated by this Agreement, the Notes and all other Loan Documents, including, but not limited to, the business, legal, accounting and financial due diligence with respect to the Borrowers, shall be in form and scope satisfactory to the Administrative Agent and the Lenders.

7.2    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) all representations, warranties of the Borrowers under Section 6 [Representations and Warranties], other than the representation and warranty in Section 6.1.8(d), shall then be true and correct in any respect (in the case of any representation or warranty containing a materiality qualification) or in any material respect (in the case of any representation of warranty without any materiality qualifications) (except representations and warranties which expressly relate to an earlier date or time, which representations or warranties shall be true and correct on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be or telephonic notice of such request pursuant to Section 2.4.1 [Revolving Credit Loan Requests], and (iv) in the case of any Loan or Letter of Credit to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative

Agent, the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Optional Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Optional Currency.

8.         COVENANTS

The Borrowers, jointly and severally, covenant and agree that until Payment In Full, the Borrowers shall comply at all times with the following covenants:

8.1    Affirmative Covenants.

8.1.1    Preservation of Existence, Etc. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company (or foreign equivalent) and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, provided that nothing herein shall prevent (i) the consolidation or merger (and resulting dissolution) of any Consolidated Subsidiary of the Company into the Company so long as the Company is the surviving corporation, (ii) the consolidation or merger of any Consolidated Subsidiary of the Company into any other Consolidated Subsidiary of the Company so long as, in the case of such mergers or consolidations involving one or more Borrowers (other than the Company), either (A) a Borrower is the surviving entity, or (B) to the extent a Borrower is not the surviving corporation, such Borrower has been released in accordance with Section 12.15.2 [Release of Borrowers], (iii) the sale of any Consolidated Subsidiary of the Company which is not a Significant Subsidiary so long as, in the case of any Borrower (other than the Company), such Borrower has been released in accordance with Section 12.15.2 [Release of Borrowers], (iv) the sale of any Consolidated Subsidiary of the Company as long as such Consolidated Subsidiary remains a Consolidated Subsidiary of the Company, (v) the termination of corporate, partnership or limited liability company (or foreign equivalent) existence, dissolution or abandonment by the Company of any Consolidated Subsidiary which is a not a Significant Subsidiary so long as, in the case of any Borrower (other than the Company), such Borrower has been released in accordance with Section 12.15.2 [Release of Borrowers], (vi) the termination of partnership or limited liability company (or foreign equivalent) existence or dissolution by the Company or any Consolidated Subsidiary so long as such termination of partnership or limited liability company (or foreign equivalent) or dissolution is effectuated between Consolidated Subsidiaries of the Company and, in the case of any Borrower (other than the Company), such Borrower has been released in accordance with Section 12.15.2 [Release of Borrowers], and (vii) any sale, lease or transfer of assets not prohibited by Section 8.2.3 [Liquidations, Mergers, Consolidations].

8.1.2    Payment of Liabilities, Including Taxes, Etc. Each Borrower shall, and the Company shall cause each of its Consolidated Subsidiaries to, duly pay and discharge all material liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all material taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien upon the property of such Borrower or such Consolidated Subsidiary, provided that neither the Borrowers nor the Company’s Consolidated Subsidiaries shall be required to pay any such taxes, assessments or charges, levy or claim (a) the payment of which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto and if such contest, proceedings and reserves have been described in a certificate of a Senior Officer delivered to the Lenders, or (b) if the non-payment thereof could not reasonably be expected to have a Material Adverse Effect.

8.1.3    Maintenance of Insurance. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

8.1.4    Maintenance of Properties and Leases. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted and having regard to the condition of such properties at the time such properties were acquired by such Borrowers) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5    Visitation Rights. Each Borrower shall, and shall cause each of its Consolidated Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Borrower, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent. Absent an Event of Default, such visits and inspections shall be limited to one time per year. Any Lender may accompany the Administrative Agent on such visitation or inspection. All such inspections shall be on a Business Day during normal business hours.

8.1.6    Keeping of Records and Books of Account. The Borrowers shall, and shall cause each Consolidated Subsidiary of the Borrowers to, maintain and keep proper books of record and account which enable the Company and its Consolidated Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrowers or any Consolidated Subsidiary of the Borrowers, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7    Compliance with Laws. The Company shall, and shall cause each of its Consolidated Subsidiaries to, comply with all applicable Laws, including all Environmental

Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 [Compliance with Laws] if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Effect except where contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto and if such contest, proceedings and reserves have been described in a certificate of a Senior Officer delivered to the Lenders.

8.1.8    Use of Proceeds. The Borrowers will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.7 [Use of Proceeds] and as permitted by applicable Law.

8.1.9    Litigation. The Company will promptly give to the Administrative Agent (which shall promptly notify each Lender) notice in writing of all litigation and of all legal or arbitral proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Consolidated Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

8.1.10    Environmental Matters. The Company will promptly give to the Lenders notice in writing of any complaint, order citation, notice or other written communication from any Person with respect to, or if the Company becomes aware after due inquiry of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or Environmental Liability at, upon, under or within any property now or previously owned, leased, operated or used by the Company or any of its Consolidated Subsidiaries or any part thereof, or due to the operations or activities of the Company, any Consolidated Subsidiary on or in connection with such property or any part thereof (including receipt by the Company or any Consolidated Subsidiary of any notice of the happening of any event involving the Release of a reportable quantity under any applicable Environmental Law or cleanup of any Hazardous Substance), (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law or any Hazardous Substances on or about such property or any part thereof and (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

8.1.11    Anti-Terrorism Laws; International Trade Law Compliance. (a) No Covered Person will become a Sanctioned Person, (b) no Covered Person, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country in violation in any material respect of any Anti-Terrorism Law or in the possession, custody or control of a Sanctioned Person in violation in any material respect of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation in any material respect of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law, (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, or (E) use the proceeds of the Loans, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws, (c) the funds used to repay the Obligations will not be derived from any activities of the Borrowers or their Subsidiaries that violate Anti-Terrorism Laws in any material respect, (d) each Borrower and each Subsidiary of a Borrower shall comply with all Anti-Terrorism Laws in all material respects, and (e) the Borrowers shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

8.1.12    Certificate of Beneficial Ownership and Other Additional Information. Each Foreign Borrower shall provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders, (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed, and (iii) such other information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

8.2    Negative Covenants.

8.2.1    Negative Pledge. The Company will not, and will not permit any of its Consolidated Subsidiaries to, create or suffer to exist any Lien upon any property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation, except Permitted Liens.

8.2.2    Loans and Investments. The Company shall not, and shall not permit any of its Consolidated Subsidiaries to, at any time make or suffer to remain outstanding any advances, loans or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property or assets or otherwise), or purchase or own any stocks, bonds, notes, debentures or other securities of, any Person (all such transactions being herein referred to as “Investments”), except:

(i)    operating deposit accounts;

(ii)    investments made under Cash Management Agreements;

(iii)    Liquid Investments and Cash Equivalents;

(iv)    subject to Section 8.2.4 [Affiliate Transactions], Investments in accounts and notes receivable acquired in the ordinary course of business as presently conducted;

(v)    Investments existing on the Closing Date in Consolidated Subsidiaries or joint ventures, and Investments after the Closing Date by the Captive Insurance Companies in the ordinary course of its business;

(vi)    Investments not otherwise permitted by the foregoing clauses of this Section 8.2.2 [Loans and Investments] in Consolidated Subsidiaries (other than Receivables Subsidiaries) of the Company and in Persons which become Consolidated Subsidiaries of the Company as the result of such Investments;

(vii)    Investments not otherwise permitted by the foregoing clauses of this Section 8.2.2 [Loans and Investments] in joint ventures or other unconsolidated Affiliates of the Borrowers and their Consolidated Subsidiaries in an aggregate amount not to exceed, in the aggregate with Investments made under Section 8.2.2.1(ix) below, the greater of (a) $200,000,000 or (b) 15% of Net Worth of the Company;

(viii)    Investments comprised of capital contributions, loans or deferred purchase price (whether in the form of cash, a note or other assets) to any Receivables Subsidiary or of residual interests in any trust formed to facilitate any related receivables securitization; and

(ix)    Investments not otherwise permitted by the foregoing clauses of this Section 8.2.2 [Loans and Investments] in an aggregate amount not to exceed, together with Investments made under Section 8.2.2.1(vii) above, the greater of (a) $250,000,000 or (b) 15% of Net Worth of the Company.

8.2.3    Liquidations, Mergers, Consolidations. No Borrower shall:

(i)    consolidate or merge with or into another Person, except that, subject to clause (iii) below, any Borrower may consolidate or merge with another Person if (A) such Borrower is the entity surviving such merger and (B) immediately after giving effect to such consolidation or merger, no Event of Default or Potential Default shall have occurred and be continuing, or

(ii)    sell, lease or otherwise transfer, directly or indirectly, in one transaction or a series of related transactions, all or substantially all of its business or assets; provided that any Borrower other than the Company may sell, lease or transfer all or substantially all of its business or assets to the Company, any other Borrower or any wholly-owned Consolidated Subsidiary of the Company;

provided however, nothing herein shall prevent any of the transactions or events permitted under clauses (i) through (vii) of Section 8.1.1 [Preservation of Existence, Etc.]

8.2.4    Affiliate Transactions. Except as set forth on Schedule 8.2.4 or as otherwise expressly permitted by this Agreement, the Company will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly,: (i) make any Investment in an Affiliate of the Company (other than a Consolidated Subsidiary of the Company); (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of the Company (other than a Consolidated Subsidiary of the Company); (iii) merge into or consolidate with or purchase or acquire assets from an Affiliate of the Company (other than a Consolidated Subsidiary of the Company); or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate of the Company (other than a Consolidated Subsidiary of the Company) (including without limitation, Guaranties and assumptions of obligations of an Affiliate of the Company

(other than a Consolidated Subsidiary of the Company)); provided that (a) any Affiliate of the Company who is an individual may serve as a director, officer or employee of the Company and receive reasonable compensation or indemnification in connection with his or her services in such capacity; and (b) any transaction entered into by the Company or a Consolidated Subsidiary of the Company with an Affiliate of the Company which is not a Consolidated Subsidiary of the Company providing for the leasing of property, the rendering or receipt of services or the purchase or sale inventory and other assets in the ordinary course of business must be for a monetary or business consideration which would be substantially as advantageous to the Company or such Consolidated Subsidiary as the monetary or business consideration which would obtain in a comparable arm’s length transaction with a Person not an Affiliate of the Company.

8.2.5    Continuation of or Change in Business. The Company and its Consolidated Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities that are extensions thereof (including any new product lines or manufacturing or distribution of product lines) or otherwise incidental, reasonably related or ancillary to any of the foregoing.

8.2.6    [Reserved].

8.2.7    Anti-Terrorism Laws. Neither the Company nor any of its Consolidated Subsidiaries shall be in violation of any law or regulation or appear on any list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA PATRIOT Act) that prohibits or limits the conduct of business with or the receiving of funds, goods, or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or the Issuing Lender from making any advance or extension of credit to any Borrower.

8.2.8    Maximum Leverage Ratio. The Company will not permit the Net Leverage Ratio, as calculated at the end of each fiscal quarter ending after the Closing Date, to be greater than 3.75 to 1.00; provided, however, that with respect to any acquisition for which the aggregate consideration is $100,000,000 or greater (a “Material Acquisition”), and upon written request by the Company delivered to the Administrative Agent no later than 30 days following the consummation of such Material Acquisition, the Net Leverage Ratio shall increase to 4.25 to 1.00 as calculated at the end of the four fiscal quarters following such Material Acquisition (each such period of time being an “Increased Net Leverage Ratio Period”); provided, further, that there shall be at least four fiscal quarters in which the Leverage Ratio does not exceed 3.75 to 1.00 between any two Increased Net Leverage Ratio Periods.

8.2.9    Minimum Interest Coverage Ratio. The Company shall not permit the ratio, calculated as of the end of each fiscal quarter ending after the Closing Date for the four fiscal quarters then most recently ended, of EBITDA for such period to Interest Expense for such period to be less than 3.50 to 1.00.

8.3    Reporting Requirements. The Company will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1    Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Company and its Consolidated Subsidiaries, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and footnotes) by the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Controller, Treasurer or Assistant Treasurer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrowers will be deemed to have complied with the delivery requirements of this Section 8.3.1 [Quarterly Financial Statements] if within forty-five (45) days (or any such earlier date as may be mandated by the Securities and Exchange Commission) after the end of its fiscal quarter, the Company delivers to the Administrative Agent on behalf of the Lenders a copy of its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission and the financial statements contained therein meet the requirements described in this Section 8.3.1 [Quarterly Financial Statements].

8.3.2    Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company and its Consolidated Subsidiaries, financial statements of the Company and its Consolidated Subsidiaries consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Borrower under any of the Loan Documents. The Borrowers will be deemed to have complied with the delivery requirements of this Section 8.3.2 [Annual Financial Statements] if within ninety (90) days (or any such earlier date as may be mandated by the Securities and Exchange Commission) after the end of its fiscal year, the Company delivers to the Administrative Agent on behalf of the Lenders a copy of its Annual Report on Form 10-K as filed with the Securities and Exchange Commission and the financial statements and certification of public accountants contained therein meet the requirements described in this Section 8.3.2 [Annual Financial Statements].

8.3.3    Certificate of the Company. Concurrently with the financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Company signed by a Senior Officer, in the form of Exhibit 8.3.3.

8.3.4    Notices.

8.3.4.1    Default. Promptly (and in any event within three (3) Business Days) after any Senior Officer of the Company has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which the Company proposes to take with respect thereto.

8.3.4.2    Litigation. Promptly after the commencement thereof, notice of all actions, suits, legal or arbitral proceedings or investigations before or by any governmental or regulatory authority or agency or any other Person against any Borrower or Consolidated Subsidiary which if adversely determined could reasonably be expected to have a Material Adverse Effect.

8.3.4.3    Financial Statements. Promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed.

8.3.4.4     Intentionally Deleted.

8.3.4.5    Registration Statements. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any report which the Company shall have filed with the Securities and Exchange Commission.

8.3.4.6    ERISA Event. Immediately upon the occurrence of any ERISA Event.

8.3.4.7    Change in Rating. Promptly after a Senior Officer of the Company knows of a change in the ratings accorded to the Company by Fitch, Standard & Poor’s and/or Moody’s or in the outlook with respect thereto, a notice of such change in the rating.

8.3.4.8    Other Information. From time to time such other information regarding the financial condition, operations, prospects of business of the Company or any Borrower as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

9.         DEFAULT

9.1    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1    Payments Under Loan Documents. The Borrowers shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation when due or (ii) shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit

Obligation or any other amount owing hereunder or under the other Loan Documents within five (5) Business Days after the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2    Breach of Warranty. Any representation or warranty made at any time by any of the Borrowers herein or by any of the Borrowers in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3    Breach of Specified Covenants or Visitation Rights. Any of the Borrowers shall default in the observance or performance of any covenant contained in Section 8.1.11 [Anti-Terrorism Laws; International Trade Law Compliance], Section 8.2.1 [Liens; Lien Covenants], Section 8.2.2 [Loans and Investments], Section 8.2.3 [Liquidations, Mergers, Consolidations], Section 8.2.7 [Anti-Terrorism Laws], Section 8.2.8 [Maximum Leverage Ratio], Section 8.2.9 [Minimum Interest Coverage Ratio], Section 8.3.2 [Annual Financial Statements], or Section 8.3.4.1 [Default];

9.1.4    Breach of Other Covenants. Any of the Borrowers shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent);

9.1.5    Defaults in Other Material Indebtedness. A default or event of default shall occur at any time if the Company or any of its Consolidated Subsidiaries shall default in the payment when due of any principal of or interest on Indebtedness having an aggregate outstanding principal amount of at least $150,000,000 (other than the Loans); or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof;

9.1.6    Final Judgments or Orders. Any final judgments or orders for the payment of money shall be rendered by a court or courts against the Company or any of its Consolidated Subsidiaries in excess of $150,000,000 in the aggregate (excluding any amount of such judgment as to which an Acceptable Insurer has not disclaimed liability), and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 45 days from the date of entry thereof, or the Company or such Consolidated Subsidiary shall not, within said period of 45 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

9.1.7    Inability to Pay Debts. The Company, any other Borrower or any of the Company’s Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

9.1.8    Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

9.1.9    Events Relating to Plans and Benefit Arrangements. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $150,000,000;

9.1.10    Change of Control. (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 35% or more of the voting capital stock of the Company; or (ii) individuals who on the Closing Date constituted the board of directors of the Company, together with any new directors whose election by the board of directors or whose nomination for election by the equity holders of the Company was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of Company then in office; and

9.1.11    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against the Company, any other Borrower, or any of the Company’s Significant Subsidiaries and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Company, any other Borrower, or any of the Company’s Significant Subsidiaries institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Company, any other Borrower, or any of the Company’s Significant Subsidiaries ceases to be solvent or admits in writing its inability to pay its debts as they mature.

9.2    Consequences of Event of Default.

9.2.1    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.10 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) terminate any Letter of Credit that may be terminated in accordance with its terms and/or require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.2    Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, the Unpaid Drawings, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Borrowers shall immediately deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.3    Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4    Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 9.2 for the benefit of all the Lenders the Issuing Lender and the Swing Loan Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swing Loan Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2.3 (subject to the terms of Section 5.3 [Sharing of Payments by Lenders]), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.2.4, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.3 [Sharing of Payments by Lenders], any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders; and

9.2.5    Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 [Consequences of Event of Default] and until all Obligations of the Borrowers have been Paid in Full, any and all proceeds received by the Administrative Agent, the Issuing Lender or any other Lender shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i)    first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with the collection of any Obligations of any of the Borrowers under any of the Loan Documents;

(ii)     second, to the repayment of all Obligations then due and unpaid of the Borrowers to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents and to Cash Collateralize the Letter of Credit Obligations, ratably among the Lenders in proportion to the respective amounts payable to them with respect to such Obligations; and

(iii)    the balance, if any, as required by Law.

10.        THE ADMINISTRATIVE AGENT

10.1    Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Borrower shall have rights as a third party beneficiary of any of such provisions.

10.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Consolidated Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 [The Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6 [Resignation of Administrative Agent]. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 [The Administrative Agent] and Section 12.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6 [Resignation of Administrative Agent], PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7    Removal of Administrative Agent. If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

10.8    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.9    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lenders, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents or other parties listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.10    [Reserved].

10.11    Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrowers and Administrative Agent, as amended from time to time.

10.12    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11.         GUARANTY

11.1     Guaranty by the Company. The Company hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Company Guaranteed Obligations”): (a) the principal of and interest on the Notes issued by, and the Loans made to, and the other Obligations of, the Foreign Borrowers under this Agreement, and (b) all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the benefit of any Borrower (other than the Company) under this Agreement, in all cases under subparts (a) or (b) above, whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Upon failure by any Borrower to pay punctually any of the Company Guaranteed Obligations, the Company shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument. For the avoidance of doubt, this is a guaranty of payment and not just of collection.

11.2    Additional Undertaking. As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any amounts not be recoverable from the Company under Section 11.1 [Guaranty by the Company] for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Company as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

11.3    Guaranty Unconditional. The obligations of the Company under this Section 11 [Guaranty] shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

11.3.1    any extension, renewal, settlement, compromise, waiver or release in respect to any Company Guaranteed Obligation under any agreement or instrument, by operation of law or otherwise;

11.3.2    any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

11.3.3    any release, non-perfection or invalidity of any direct or indirect security for any Company Guaranteed Obligation under any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

11.3.4    any change in the corporate or limited liability company existence, structure or ownership of any Borrower or other Consolidated Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or other Consolidated Subsidiary or its assets or any resulting release or discharge of any obligation of any Borrower or other Consolidated Subsidiary contained in any agreement or instrument evidencing or relating to any Company Guaranteed Obligation;

11.3.5    the existence of any claim, set-off or other rights which the Company may have at any time against any other Borrower, the Administrative Agent, any Lender, any Affiliate of any Lender or any other person, whether in connection herewith or any unrelated transactions;

11.3.6    any invalidity or unenforceability relating to or against any other Borrower for any reason of any agreement or instrument evidencing or relating to any Company Guaranteed Obligation, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of any of the Company Guaranteed Obligations; or

11.3.7    any other act or omission of any kind by any other Borrower, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of the Company’s obligations under this Section other than the irrevocable payment in full of all Company Guaranteed Obligations and the termination of the Commitments hereunder.

11.4    Company Obligations to Remain in Effect; Restoration. The Company’s obligations under this Section shall remain in full force and effect until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, and the principal of and interest on the Notes and other Company Guaranteed Obligations, and all other amounts payable by the Company, any other Borrower or other Consolidated Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Company Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Company Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower, the Company’s obligations under this Section 11 [Guaranty] with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

11.5    Waiver of Acceptance, etc. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Borrower or any other Person, or against any collateral or guaranty of any other Person.

11.6    Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Company shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Borrower in respect thereof.

11.7    Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Borrower under any Company Guaranteed Obligation is stayed upon insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any Company Guaranteed Obligation shall nonetheless be payable by the Company under this Section forthwith on demand by the Administrative Agent.

12.        MISCELLANEOUS

12.1    Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Borrowers, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrowers hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrowers; provided, that no such agreement, waiver or consent may be made which will:

12.1.1    Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

12.1.2    Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

12.1.3    Release of Company’s Guaranty. Release the Company from its Obligations under Section 11 [Guaranty] hereof without the consent of all Lenders (other than Defaulting Lenders); or

12.1.4    Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions], 5.3 [Sharing of Payments by Lenders], or 9.2.5 [Application of Proceeds] or this Section 12.1 [Modifications, Amendments or Waivers], alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1.1 through 12.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

12.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

12.3    Expenses; Indemnity; Damage Waiver.

12.3.1    Costs and Expenses. The Borrowers shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Borrowers’ books, records and business properties.

12.3.2    Indemnification by the Borrowers. Subject to Section 12.14 [Foreign Borrowers], the Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrowers under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding the foregoing, a Foreign Borrower shall only be required to indemnify any Indemnitee pursuant to this Section to the extent that any such losses, liabilities, claims, penalties, damages or expenses have been caused by such Foreign Borrower or are otherwise directly related or attributable to such Foreign Borrower.

12.3.3    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Sections 12.3.1 [Costs and Expenses] or 12.3.2 [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, (A) was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity; and (B) was not determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, the Issuing Lender or any Related Party of any of the foregoing.

12.3.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrowers shall not assert, and each of the Borrowers hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3.2 [Indemnification by the Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.3.5    Payments. All amounts due under this Section 12.3 [Expenses; Indemnity; Damage Waiver] shall be payable not later than ten (10) days after demand therefor.

12.4    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

12.5    Notices; Effectiveness; Electronic Communication.

12.5.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.5.2 [Electronic Communications], shall be effective as provided in such Section.

12.5.2    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.5.3    Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

12.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

12.7    Duration; Survival. All representations and warranties of the Borrowers contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Borrowers shall continue in full force and effect from and after the date hereof and until Payment In Full.

12.8    Successors and Assigns.

12.8.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 12.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.8.2    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, except as set forth in Section 12.8.8 [Netherland Bank Rules]; and

(B)    in any case not described in clause (i)(A) of this Section 12.8.2 [Assignments by Lenders], the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(C)    the consent of each Issuing Lender and Swing Loan Lender shall be required.

(iv)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) a Borrower or any Borrower’s Affiliates or Subsidiaries, or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable Ratable Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.8.2 [Assignments by Lenders] shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8.4 [Participations].

12.8.3    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.8.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Consolidated Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1.1 [Increase of Commitment], 12.1.2 [Extension of Payment, Etc.], or 12.1.3 [Release of Guarantor] that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] as if it were an assignee under Section 12.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register, on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.8.5    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.8.6    Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs], 5.9 [Taxes] or 12.3 [Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.9.5 [Status of Lenders] as though it were a Lender.

12.8.7    Disapplication or Amendment of the Swiss Bank Rules. If the Swiss Bank Rules are disapplied or amended in any material respect from their form as of the date hereof, the Swiss Borrowers or the Administrative Agent may (and the Administrative Agent shall, at the request of the Required Lenders) request in writing to the Administrative Agent or the Swiss Borrowers, respectively, that this Agreement be amended to reflect such change. Thereafter, the Swiss Borrowers and the Lenders shall enter into discussions with a view to agreeing on any amendments required to be made to this Agreement to place the Swiss Borrowers and the Lenders in substantially the same position (or otherwise in a position acceptable to the Swiss Borrower and the Lenders) from a Swiss withholding Tax viewpoint as they would have been in if the change of which they have been notified under this Section 12.8.7 [Disapplication of Amendment of Swiss Bank Rules] had not happened. Any agreement between the Swiss Borrowers and the Administrative Agent will be, with the prior consent of the Lenders, binding on all the parties hereto; if no agreement is reached under this Section 12.8.7 [Disapplication of Amendment of Swiss Bank Rules], this Agreement shall continue in effect in accordance with its terms.

12.8.8    Netherlands Bank Rules. The share of each new Lender located in or organized under the laws of the Netherlands in the Loans and the share of each new Lender hereunder in the Loans to a Netherlands Borrower (or its portion in the rights and obligations relating to such Loans transferred by an existing Lender) shall initially be at least the Dollar Equivalent of EUR 100,000 (or such higher amount as may be required at the time of the transfer in order for the new Lender to qualify as a Professional Market Party) or such new Lender shall otherwise qualify as a Professional Market Party, and each such new Lender shall confirm the foregoing on the date on which it becomes a Lender hereunder by execution and delivery of its Assignment and Assumption Agreement in which the new Lender confirms that it is a Professional Market Party.

12.9    Confidentiality.

12.9.1    General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or the other Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.9.2    Sharing Information With Affiliates of the Lenders. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Consolidated Subsidiaries or Affiliates of such Lender and each of the Borrowers hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Consolidated Subsidiaries pursuant to this Agreement to any such Consolidated Subsidiary or Affiliate subject to the provisions of Section 12.9.1 [General].

12.10    Counterparts; Integration; Effectiveness.

12.10.1    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

12.11.1    Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Ohio without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Ohio without regard to is conflict of laws principles.

12.11.2    SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE U.S. FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL

CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EACH BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

12.11.3    WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 12.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

12.11.4    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.11.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA PATRIOT Act.

12.13    Borrower Agent. Each of the Borrowers hereby irrevocably appoints the Company as its agent (a) for purposes of requesting, continuing and converting Loans (including all elections of interest rates and currencies), (b) for delivering notices as to prepayments and commitment reductions, (c) for providing consents pursuant to clauses (i) and (iii) of Section 12.8.2 [Assignments by Lenders], and (d) for service of process, it being understood and agreed that receipt by the Company of summons, notice or similar item shall be deemed effective receipt by each of the Borrowers and their respective Subsidiaries. The Administrative Agent shall be entitled to rely in such matters on all communications delivered by the Company as being delivered on behalf of all Borrowers. Each Borrower hereby irrevocably appoints the Company as its agent to receive the proceeds of any Loans made by the Lenders or the Swing Loan Lender.

12.14    Foreign Borrowers.

12.14.1    Generally. Without limiting the joint and several nature of all Domestic Borrowers’ Obligations, the Obligations of the Foreign Borrowers shall be several in nature.

12.14.2    Liability of Foreign Borrowers. The parties intend that this Agreement shall in all circumstances be interpreted to provide that each Foreign Borrower is liable only for Loans made to such Foreign Borrower, interest on such Loans, such Foreign Borrower’s reimbursement obligations with respect to any Letter of Credit issued for its account and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements, indemnities and charges hereunder and under any other Loan Document that are attributable, or attributed as a ratable share, to it. The liability of each Foreign Borrower for the payment of any of the Obligations or the performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the Company and each other Borrower. Nothing in this Section 12.14 is intended to limit, nor shall it be deemed to limit, any of the liability of the Company or any Domestic Borrower for any of the Obligations, whether in its primary capacity as a Borrower, as a Guarantor, at law or otherwise.

12.14.3    Service of Process on Foreign Borrowers. Each Foreign Borrower hereby irrevocably appoints the Company to serve as its agent for service of process in all actions brought against such Foreign Borrower in connection with the Agreement and the other Loan Documents, and each Foreign Borrower agrees that service upon the Company in any such proceeding shall be legally binding as service upon such Foreign Company. Each Foreign Borrower irrevocably consents to service of process upon the Company as process agent for such Foreign Borrower in the manner provided for notices in Section 10.05 [Notices; Effectiveness; Electronic Communication]. Nothing in this Agreement will affect the right of any party to this

Agreement to serve process in any other manner permitted by Law. The Administrative Agent shall be entitled to rely in such matters on all communications delivered by the Company as being delivered on behalf of the Foreign Borrowers.

12.15    Joinder of Borrowers; Release of Borrowers.

12.15.1    Joinder of Borrowers. Any Consolidated Subsidiary of the Company which elects to join this Agreement as a Borrower, pursuant to the terms and provisions of this Agreement, shall execute and deliver to the Administrative Agent (i) a Borrower Joinder, pursuant to which it shall, after acceptance of such Borrower Joinder by the Administrative Agent, join this Agreement as a Domestic Borrower or Foreign Borrower, as applicable, and join each of the other Loan Documents to which the Domestic Borrower or Foreign Borrower, as applicable, are parties, and (ii) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] (or foreign jurisdictional equivalents, if any), modified as appropriate to relate to such Consolidated Subsidiary. The Company, the other Borrowers and any Borrower joining this Agreement shall also (x) deliver to the Administrative Agent such amendments or other modifications to the Loan Documents, fully executed by the appropriate parties thereto, that the Administrative Agent deems necessary or appropriate in connection with the addition of such Borrower and (y) provide to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders, including any “know your customer” or other similar identification information that any Lender may be required to obtain. Notwithstanding the foregoing, no Foreign Borrower may be joined pursuant to this Section 12.15.1 [Joinder of Borrowers] if any Lender shall, within two (2) Business Days after notification of the proposed joinder, notify the Administrative Agent that such Person’s inclusion as a Borrower under the Loan Documents would result in any adverse tax or other legal consequences for such Lender, or the Administrative Agent determines that such Person’s inclusion as a Borrower under the Loan Documents would result in any adverse tax or other legal consequences for any Lender. Joinder of each new Borrower pursuant to this Section 12.15.1 [Joinder of Borrowers] shall be subject to compliance with all the other terms and conditions set forth in this Agreement and the other Loan Documents, including without limitation Section 8.1.7 [Compliance with Laws; Use of Proceeds] and Section 5.9 [Taxes].

12.15.2    Release of Borrowers. Any Borrower other than the Company may from time to time deliver a termination notice to the Administrative Agent requesting that it no longer be a party hereto. Such termination shall be effective five (5) Business Days after receipt by the Administrative Agent so long as all Obligations of such Borrower have been paid in full (including principal, interest and all other amounts) and no Letter of Credit issued for the account of such Borrower is outstanding; provided that, to the extent this Agreement or any other Loan Document provides for the survival of certain provisions upon termination hereof, such surviving provisions shall survive a termination under this subsection with respect to any such Borrower.

12.16    No Fiduciary or Agency Relationship. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrowers, their Subsidiaries, their stockholders and/or their Affiliates (collectively, solely for purposes of this paragraph, the “Borrower Parties”). Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent and any Lender, on the one hand, and any Borrower Party, on the other. The Borrowers acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Administrative Agent and the Lenders, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) neither the Administrative Agent nor any Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower Party with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower Party on other matters) or any other obligation to any Borrower Party except the obligations expressly set forth in the Loan Documents and (y) the Administrative Agent and each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower Party, its management, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower Party, in connection with such transaction or the process leading thereto.

12.17    Certain ERISA Matters.

(i)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(A)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,

(B)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(C)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the

Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(D)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(ii)    In addition, unless either subclause (i)(a) in the immediately preceding Section 12.17 is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (i)(d) in the immediately preceding Section 12.17, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

12.18    Acknowledgement and Consent to Bail-in of EEA Financial Institution. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWERS
RPM INTERNATIONAL INC.

By:	/s/ Edward W. Moore
Name:	Edward W. Moore
Title:	SVP, GC, CCO & Secretary

RPM ENTERPRISES, INC.

By:	/s/ Edward W. Moore
Name:	Edward W. Moore
Title:	President, Secretary & Director

RPM LUX HOLDCO S.ÀR.L.

By:	/s/ Hilde De Backer
Name:	Hilde De Backer
Title:	Manager B

By:	/s/ Luc Leroi
Name:	Luc Leroi
Title:	Manager A

[SIGNATURE PAGE TO CREDIT AGREEMENT]

RPOW UK LIMITED

By:	/s/ Edward W. Moore
Name:	Edward W. Moore
Title:	Director

RPM EUROPE HOLDCO B.V.

By:	/s/ Hilde De Backer
Name:	Hilde De Backer
Title:	Director

RPM CANADA

By:	/s/ Edward W. Moore
Name:	Edward W. Moore
Title:	Pres., Sec. & Management Committee Member

TREMCO ILLBRUCK LIMITED

By:	/s/ Daniel M. Johnson
Name:	Daniel M. Johnson
Title:	Director

RPM CANADA COMPANY

By:	/s/ Edward W. Moore
Name:	Edward W. Moore
Title:	Pres., Sec. & Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TREMCO ASIA PACIFIC PTY LIMITED

By:	/s/ Paul G. P. Hoogenboom
Name:	Paul G. P. Hoogenboom
Title:	Director

RPM NEW HORIZONS NETHERLANDS B.V.

By:	/s/ Hilde De Backer
Name:	Hilde De Backer
Title:	Director

NEW VENTURES (UK) LIMITED

By:	/s/ Hilde De Backer
Name:	Hilde De Backer
Title:	Director

RPM CH, G.P.

By:	/s/ Edward W. Moore
Name:	Edward W. Moore
Title:	Pres., Sec. & Management Committee Member

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Scott Nolan

Name: Scott Nolan

Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Brian P. Fox

Name: Brian P. Fox

Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Daniel R Van Aken
Name: Daniel R Van Aken
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIZENS BANK, N.A.

By:	/s/ Stephen Keelty

Name: Stephen Keelty

Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/ Brandon Weiss

Name:	Brandon Weiss

Title:	Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

MUFG BANK, LTD.

By:	/s/ Mark Maloney

Name:	Mark Maloney
Title:	Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIFTH THIRD BANK, an Ohio Banking Corporation

By:	/s/ Will Batchelor

Name:	Will Batchelor

Title:	Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ Bradley Walker

Name:	Bradley Walker
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SANTANDER BANK, N.A.

By:	/s/ Xavier Ruiz Sena
Xavier Ruiz Sena
Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

HSBC BANK USA, N.A.

By:	/s/ Peggy Yip
Name: Peggy Yip
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BMO HARRIS BANK, NA

By:	/s/ Betsy Phillips

Name: Betsy Phillips

Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

KBC BANK, NV

By:	/s/ Nicholas Fiore

Name:	Nicholas Fiore
Title:	Director

By:	/s/ Jana Sevcikova

Name:	Jana Sevcikova
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMMERZBANK AG, NEW YORK BRANCH

By:	/s/ Michael Ravelo

Name:	Michael Ravelo
Title:	Managing Director

By:	/s/ John W. Deegan

Name:	John W. Deegan
Title:	Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Ryan Durkin

Name:	Ryan Durkin
Title:	Authorized Signatory

SCHEDULE 1.1(A)

PRICING GRID

	Debt Rating	Euro-Rate Spread	Base Rate Spread	Commitment Fee	Standby Letter of Credit Fee	Commercial Letter of Credit Fee

Tier I	A-/A3 or higher	100.0 bps	0.0 bps	10.0 bps	100.0 bps	50.00 bps

Tier II	BBB+/Baa1	112.5 bps	12.5 bps	12.5 bps	112.5 bps	56.25 bps

Tier III	BBB/ Baa2	125.0 bps	25.0 bps	15.0 bps	125.0 bps	62.50 bps

Tier IV	BBB-/Baa3	137.5 bps	37.5 bps	20.0 bps	137.5 bps	68.75 bps

Tier V	BB+/ Ba1	150.0 bps	50.0 bps	25.0 bps	150.0 bps	75.00 bps

Tier VI	<BB+/ Ba1	175.0 bps	75.0 bps	30.0 bps	175.0 bps	87.50 bps

The Applicable Margin, the Commitment Fee and the Applicable Letter of Credit Fee Rate shall be determined on the Closing Date based on Tier III.

Any changes to Tiers relating to Optional Currency Loans shall not be effective until the expiration of the then current Interest Period.

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share

Name: PNC Bank, National Association Address: 1900 East 9th Street Locator B7-YB13 - 34-3 Cleveland, Ohio 44114 Attention: Timothy Holmes Telephone: (216) 222-9441 Telecopy: (216) 222-9396	$150,000,000.00	11.538461538%

Name: KeyBank National Association Address: 127 Public Square Cleveland, Ohio 44114 Attention: Brian Fox Telephone: (216) 689-4599 Telecopy: (216) 689-4649	$125,000,000.00	9.615384615%

Name: Wells Fargo Bank, National Association Address: 230 W. Monroe Street Suite 2900 18th Floor Chicago, Illinois 60606 Attention: Nick Kepler Telephone: (312) 845-4398 Telecopy: (312) 845-4783	$125,000,000.00	9.615384615%

Name: Citizens Bank, N.A. Address: 1215 Superior Avenue Cleveland, OH 44114 Attention: Nicoleta Bortan Telephone: (216) 277-3347 Telecopy: (216) 277-7000	$125,000,000.00	9.615384615%

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share

Name: Bank of America, N.A. Address: One Bryant Park, 18th Floor New York, NY 10036 Attention: Brandon Weiss Telephone: (646) 855-5828 Telecopy: (646) 822-5669	$125,000,000.00	9.615384615%

Name: MUFG Bank, Ltd. Address: 1251 Avenue of the Americas New York, NY 10020-1104 Attention: Benita Volid Telephone: (312) 696-4679 Telecopy: (312) 696-4535	$100,000,000.00	7.692307692%

Name: Fifth Third Bank – an Ohio Banking Corporation Address: 600 Superior Ave East Cleveland, OH 44114 Attention: Marty McGinty Telephone: (216) 274-5098 Telecopy: (216) 274-5441	$100,000,000.00	7.692307692%

Name: The Bank of Nova Scotia Address: 711 Louisiana Street Suite 1400 Houston, Texas 77002 Attention: Karen Anillo Telephone: (713) 759-3452 Telecopy: (832) 426-6023	$100,000,000.00	7.692307692%

Name: Santander Bank, N.A. Address: 830 Morris Turnpike Short Hills, NJ 07078 Attention: Jason Virgil Telephone: (973) 232-8516 Telecopy: (973) 379-4387	$100,000,000.00	7.692307692%

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share

Name: HSBC BANK USA, N.A. Address: 95 Washington Street, Floor 1 SW Buffalo, NY 14273 Attention: Frank M. Eassa Telephone: (716) 841-7506 Telecopy: (212) 642-1888	$55,000,000.00	4.230769231%

Name: BMO Harris Bank, NA Address: 135 N. Pennsylvania St., 9th Floor Indianapolis, IN 46204 Attention: Betsy Phillips Telephone: (317) 269-1291 Telecopy: (317) 269-2169	$55,000,000.00	4.230769231%

Name: KBC BANK, NV Address: 1177 Avenue of the Americas New York, NY 10036 Attention: Lawrence Manochio Telephone: (212) 541-0739	$55,000,000.00	4.230769231%

Name: Commerzbank AG, New York Branch Address: 225 Liberty Street New York, NY 10281-1050 Attention: Jack Deegan Telephone: (212) 266-7646 Telecopy: (212) 266-7530	$50,000,000.00	3.846153846%

Name: Goldman Sachs Lending Partners LLC Address: 30 Hudson Street, 5th Floor Jersey City, NJ 07302 Attention: Michelle Latzoni Telecopy: (212) 934-3921	$35,000,000.00	2.692307692%

Total	$1,300,000,000.00	100%

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association

Address: 1900 East 9th Street

Locator B7-YB13-34-3

Cleveland, Ohio 44114

Attention: Timothy Holmes

Telephone:        (216) 222-9441

Telecopy:          (216) 222-9396

With a Copy To:

Agency Services, PNC Bank, National Association

Mail Stop: P7-PFSC-04-I

Address: 500 First Avenue

Pittsburgh, PA 15219

Attention:        Agency Services

Telephone:      412 762 6442

Telecopy:        412 762 8672

Part 2 - Addresses for Notices to Borrowers:

BORROWERS:

c/o RPM International Inc.

2628 Pearl Road

P.O. Box 777

Medina, Ohio 44258

Schedule 2.8.1 Letters of Credit

SCHEDULE 2.8.1 - LETTERS OF CREDIT

	L/C#	Amount	Expiration/Renewal Date	Beneficiary
Fibergrate Composite Structures Incorporated	(PNC)	570,569.00	10/13/2019	Minera Escondida Ltda

1

(10/22-18)

Company Name	Place of Incorporation
2002 Perlindustria, S.L.U.	Spain
2187527 Ontario Inc.	Canada
4Z-Co., Inc.	Pennsylvania (USA)
7 Esterbrook Lane, LLC	Nevada (USA)
A and G Hardware Supplies Proprietary Limited (Being Merged)	South Africa
A/D Fire Protection Systems Corp.	Nevada (USA)
A/D Fire Protection Systems Inc.	Canada
Adhere Industrial Tapes Limited (Being Merged)	England & Wales
Agpro (N.Z.) Limited	New Zealand
AgriCoat NatureSeal Limited (83% JV)	England & Wales
Alphakem Global Pty. Ltd.	Australia
ALTECO Technik GmbH	Germany
API S.p.A.	Italy
Applied Foam Technologies USA, LLC	North Carolina (USA)
Applied Polymerics, Inc.	North Carolina (USA)
Argos Gestion, S.L.U.	Spain
Arnette Polymers, LLC (80% JV)	Massachusetts (USA)
Ascoat Contracting Pty. Ltd.	Australia
ATC Realty Limited (In liquidation)	Scotland
Atlantic Fiber Technologies Limited	Canada
AWCI Insurance Company, Ltd. (27.03% JV)	Bermuda
Bastilox Proprietary Limited	South Africa
BLUE Line Equipment, LLC	Arizona (USA)
Bomat, Inc.	Delaware (USA)
Bondex International, Inc.	Delaware (USA)
CAI-Tec GmbH (In liquidation)	Switzerland
Canam Building Envelope Specialists Inc.	Canada
Carboline Asia South Pte. Ltd.	Singapore
Carboline Company	Delaware (USA)
Carboline (Dalian) Paint Company Ltd.	China
Carboline Do Brasil Comercial Ltda.	Brazil
Carboline Dubai Corporation	Missouri (USA)
Carboline France S.A.S.	France
Carboline Hong Kong Trade Company Limited	Hong Kong
Carboline (India) Private Limited	India
Carboline International Corporation	Delaware (USA)
Carboline International Malaysia Sdn. Bhd.	Malaysia
Carboline Italia S.p.A.	Italy
Carboline Korea Ltd. (49% JV)	Korea
Carboline Norge AS	Norway
Carboline RPM Saudi Arabia Limited (80% JV)	Kingdom of Saudi Arabia
CDS&C B.V.	Netherlands
CFM Consolidated, Inc.	Washington (USA)
Chemrite Equipment Systems Proprietary Limited	South Africa
Chemtec Chemicals B.V.	Netherlands
Chemtron International, Inc.	Canada
CIG NL B.V.	Netherlands
Citadel Restoration and Repair, Inc. (Being Merged)	Minnesota (USA)
Corgrate Fiberglass Systems, S.A. de C.V.	Mexico

**When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Dane Color UK Limited	England & Wales
DAP Brands Company	Delaware (USA)
DAP Foam, Inc.	Delaware (USA)
DAP Holdings, LLC	Delaware (USA)
DAP Products Inc.	Delaware (USA)
Day-Glo Color Corp.	Ohio (USA)
Day-Glo Hong Kong Limited	Hong Kong
De Rietvelden B.V.	Netherlands
DPG B.V.	Netherlands
Dri-Eaz Products, Inc.	Washington (USA)
Dryvit Holdings, Inc.	Delaware (USA)
Dryvit Systems, Inc.	Rhode Island (USA)
Dryvit Systems USA (Europe) Sp. zo.o.	Poland
Dryvit UK Limited	England & Wales
Duram Pty. Ltd.	Australia
Ekspan Holdings Limited	England & Wales
Ekspan International Limited	England & Wales
Ekspan Limited	England & Wales
Elmico AS (In liquidation)	Norway
Euclid Admixture Canada Inc.	Canada
The Euclid Chemical Company	Ohio (USA)
Euclid Chemical de Centroamérica, S.A.	Costa Rica
Euclid Ecuador, S.A.	Ecuador
Euclid Ege Yapi Kimyasallari A.S. (51% JV)	Turkey
Eucomex, S.A. de C.V.	Mexico
Failsafe Metering International Limited (In liquidation)	England & Wales
FEMA Alsace du Nord Lorraine S.àr.l. (In liquidation)	France
FEMA Farben und Putze GmbH (In liquidation)	Germany
Fibergrate Composite Structures Incorporated	Delaware (USA)
Fibergrate Composite Structures Limited (In liquidation)	England & Wales
Fibrecrete Preservation Technologies, Inc.	North Carolina (USA)
FibreGrid Limited	England & Wales
Finishworks, Inc.	Ohio (USA)
Finishworks, L.L.C.	Indiana (USA)
Finishworks PA. Inc.	Pennsylvania (USA)
Firelanz, S.L.U.	Spain
Firetherm (Holdings) Limited (In liquidation)	England & Wales
Firetherm Intumescent and Insulation Supplies Limited (In liquidation)	England & Wales
First Continental Services Co.	Vermont (USA)
Flowcrete Africa (Proprietary) Limited	South Africa
Flowcrete Asia Sdn. Bhd.	Malaysia
Flowcrete Australia Pty. Ltd.	Australia
Flowcrete East Africa Limited	Kenya
Flowcrete Europe Limited	England & Wales
Flowcrete France S.A.S.	France
Flowcrete Group Limited	England & Wales
Flowcrete (Hong Kong) Limited	Hong Kong
Flowcrete India Private Limited	India
Flowcrete International Ltd.	England & Wales
Flowcrete International (Thailand) Company Limited	Thailand
Flowcrete Middle East FZCO	United Arab Emirates
Flowcrete New Zealand Limited	New Zealand
Flowcrete North America, Inc. (In liquidation)	Texas (USA)
Flowcrete Norway AS	Norway
Flowcrete Polska Sp. zo.o	Poland

**When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Flowcrete S.A. (Proprietary) Limited	South Africa
Flowcrete Sweden AB	Sweden
Flowcrete UK Ltd.	England & Wales
F T Morrell & Company Limited	England & Wales
F.T. Morrell (Ireland) Limited	Ireland
Galaxy Tolling Inc.	Canada
GJP Holdings Limited	England & Wales
Gloucester Co., Inc.	Massachusetts (USA)
Grandcourt NV	Netherlands Antilles
Grupo StonCor, S.A. de C.V.	Mexico
Guardian Protection Products, Inc.	Delaware (USA)
Hermeta GmbH	Germany
HiChem Paint Technologies Pty. Ltd.	Australia
Holton Food Products Company	Illinois (USA)
Hummervoll Industribelegg AS	Norway
ICForm Inc.	Georgia (USA)
II Rep-Z, Inc.	Pennsylvania (USA)
Industries de Moulage Polymax Inc.	Canada
Isocrete Project Management Limited	England & Wales
James Jackson & Company (London) Limited	England & Wales
Japan Carboline Co. Ltd. (50% JV)	Japan
Ja-Vi Beheer B.V.	Netherlands
Juárez Inmobiliaria, S.A.	Mexico
Kemtile Limited	England & Wales
Key Resin Company	Ohio (USA)
Key Resin (Shanghai) Chemical Trading Company	China
Kirker Enterprises, Inc.	Delaware (USA)
Kirker Europe Limited	Scotland
Kirker International Holdings, LLC	Delaware (USA)
Kirker International Limited (In liquidation)	Scotland
KNE Holdings, Inc.	Delaware (USA)
Kop-Coat Australia Pty. Ltd.	Australia
Kop-Coat, Inc.	Ohio (USA)
Kop-Coat New Zealand Limited	New Zealand
KTF Enterprises, Inc.	Delaware (USA)
KTFJ Enterprises, Inc. (In liquidation)	Delaware (USA)
LBG Distribution, Inc.	Delaware (USA)
LBG Holdings, Inc.	Delaware (USA)
Legend Brands Europe Holdings Limited	England & Wales
Magnagro Industries Pte. Ltd. (Dormant)	Singapore
Mantech NL B.V.	Netherlands
Mantrose-Haeuser Co., Inc.	Massachusetts (USA)
Mantrose UK Limited	England & Wales
Martin Mathys NV	Belgium
McMillan Bros. Limited	Scotland
Miracle Sealants Company, LLC	California (USA)
Monile France S.àr.l.	France
Morrells Woodfinishes Africa Proprietary Limited (50% JV)	South Africa
Morrells Woodfinishes Limited	England & Wales
NatureSeal, Inc. (83% JV)	Delaware (USA)
New Ventures Funding, LLC (In liquidation)	Delaware (USA)
New Ventures (UK) Limited	England & Wales
New Ventures II (UK) Limited	England & Wales
NMBFiL, Inc. (fka Bondo Corporation)	Ohio (USA)
Nudura Corporation	Canada

**When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Nudura Inc.	Canada
Nullifire Limited (In liquidation)	England & Wales
Paint Centre Pty. Ltd. (In liquidation)	Australia
Paramount Technical Products, Inc.	South Dakota (USA)
Parklin Management Group, Inc.	New Jersey (USA)
PDR GmbH (11.545% JV)	Germany
PDR Recycling GmbH & Co. KG (9.343% JV)	Germany
Perlita Y Vermiculita, S.L.U.	Spain
Perstorp Industrial Surfaces Limited (20% JV)	China
Pipeline and Drainage Systems Limited	England & Wales
Pitchmastic PMB International Pte. Ltd.	Singapore
Pitchmastic PMB Limited	England & Wales
Pitchmastic PMB LLC (49% JV)	United Arab Emirates
Pitchmastic PMB WLL (70% JV)	Kuwait
Plasite, S.A. de C.V. (Dormant)	Mexico
Prime Resins, Inc.	Georgia (USA)
Productos Cave S.A.	Chile
Productos DAP de Mexico, S.A. de C.V.	Mexico
P.T. Flowcrete Indonesia	Indonesia
Radiant Color NV	Belgium
Republic Powdered Metals, Inc.	Ohio (USA)
R. Oleum Mexico, S.A. de C.V.	Mexico
RoofTec Systems, Inc.	Delaware (USA)
RPM Asia Pte. Ltd. (Dormant)	Singapore
RPM/Belgium NV	Belgium
RPM Canada, a General Partnership	Canada
RPM Canada Company	Canada
RPM Canada Investment Company	Canada
RPM CH, G.P.	Delaware (USA)
RPM China Pte. Ltd. (Dormant)	Singapore
RPM Consumer Holding Company	Delaware (USA)
RPM Enterprises, Inc.	Delaware (USA)
RPM Europe Holdco B.V.	Netherlands
RPM Europe SA	Belgium
RPM FCP Belgium SPRL	Belgium
RPM FCP I, Inc. (Being Merged)	Delaware (USA)
RPM FCP II, Inc. (Being Merged)	Delaware (USA)
RPM Funding Corporation	Delaware (USA)
RPM German Real Estate GmbH & Co. KG	Germany
RPM German Real Estate Management GmbH	Germany
RPM Holdco Corp.	Delaware (USA)
RPM Industrial Holding Company	Delaware (USA)
RPM International Inc.	Delaware (USA)
RPM Ireland Finance Designated Activity Company (“dac” for short”)	Ireland
RPM Ireland Finance II Designated Activity Company (“dac” for short”)	Ireland
RPM Ireland IP Limited	Ireland
RPM Lux Enterprises S.àr.l.	Luxembourg
RPM Lux Holdco S.àr.l.	Luxembourg
RPM New Horizons Belgium SCRL	Belgium
RPM New Horizons C.V.	Netherlands
RPM New Horizons Italy S.r.l.	Italy
RPM New Horizons, LLC	Delaware (USA)
RPM New Horizons Netherlands B.V.	Netherlands
RPM New Horizons Spain, S.L.U.	Spain
RPM New Horizons UK Limited	England & Wales

**When a % is noted without JV, the remaining % of shares are held by the directors of the company.

RPM Nova Scotia II ULC	Canada
RPM Nova Scotia ULC	Canada
RPM NVUK Limited	England & Wales
RPM Performance Coatings Group, Inc.	Delaware (USA)
RPM United Kingdom G.P. (In liquidation)	Non-registered UK Partnership.
RPM Ventures C.V.	Netherlands
RPM Ventures Ireland Designated Activity Company (“dac” for short”)	Ireland
RPM Ventures Netherlands B.V.	Netherlands
RPM WFG Finishworks Holdings, Inc.	Nevada (USA)
RPM Wood Finishes Group, Inc.	Nevada (USA)
RPM Wood Finishes - Hong Kong Limited	Hong Kong
RPM Wood Finishes Ltd. - Shanghai	China
RPOW France S.A.S.	France
RPOW UK Limited	England & Wales
RSIF International Designated Activity Company (“dac” for short)	Ireland
Rust-Oleum Argentina S.A.	Argentina
Rust-Oleum Australia Pty. Limited (In liquidation)	Australia
Rust-Oleum Brands Company	Delaware (USA)
Rust-Oleum Chile SpA	Chile
Rust-Oleum Corporation	Delaware (USA)
Rust-Oleum France S.A.S.	France
Rust-Oleum International, LLC	Delaware (USA)
Rust-Oleum Japan Corporation	Japan
Rust-Oleum Netherlands B.V.	Netherlands
Rust-Oleum Peru S.A.C.	Peru
Rust-Oleum Sales Company, Inc.	Ohio (USA)
Rust-Oleum UK Limited (In liquidation)	England & Wales
Sapphire Scientific Inc.	Arizona (USA)
Shanghai Tremco International Trading Co., Ltd. (In liquidation)	China
Shieldcoate, Inc.	Indiana (USA)
Sino-British Flowcrete (Beijing) Trading Limited	China
Skagit Northwest Holdings, Inc.	Washington (USA)
Specialty Polymer Coatings, Inc.	Canada
Specialty Polymer Coatings USA, Inc.	Texas (USA)
Specialty Products Holding Corp.	Ohio (USA)
SPS B.V.	Netherlands
SPS Belgium B.V. B.A.	Belgium
Spraymate Proprietary Limited	South Africa
Star Holding AS	Norway
StonCor Africa Educational Trust	South Africa
StonCor Africa Proprietary Limited	South Africa
StonCor Australia Pty. Ltd.	Australia
Stoncor Belgium SA	Belgium
StonCor Benelux B.V.	Netherlands
StonCor Corrosion Specialists Group Ltda.	Brazil
StonCor Denmark ApS	Denmark
StonCor Deutschland GmbH	Germany
StonCor España, S.L.U.	Spain
StonCor Group, Inc.	Delaware (USA)
StonCor Group Holdings Proprietary Limited	South Africa
StonCor Group SA Proprietary Limited	South Africa
StonCor Holdings SA Proprietary Limited	South Africa
StonCor Ireland Limited	Ireland
StonCor Lux S.ár.l	Luxembourg
StonCor Middle East LLC (49% JV)	United Arab Emirates

**When a % is noted without JV, the remaining % of shares are held by the directors of the company.

StonCor Namibia Proprietary Limited	Namibia
StonCor Peru S.A.C.	Peru
StonCor Poland Sp. zo.o.	Poland
StonCor Scandinavia AS	Norway
StonCor South Cone S.A.	Argentina
StonCor Switzerland GmbH	Switzerland
StonCor (Zhangjiagang Free Trade Zone) Trading Co., Ltd.	China
Stonhard de Costa Rica S.A.	Costa Rica
Stonhard de Mexico, S.A. de C.V.	Mexico
Stonhard Nederland B.V.	Netherlands
Stonhard S.A.S.	France
Stonhard (U.K.) Limited	England & Wales
TCI, Inc.	Georgia (USA)
TCI Powder Coating Canada Inc.	Canada
TCI Powder Coatings de Mexico, S.A. de C.V.	Mexico
Tevco Enterprises, Inc.	New Jersey (USA)
Tor Coatings Limited	England & Wales
Toxement, S.A.	Colombia
Tremco Asia Pacific Pty. Limited	Australia
Tremco Asia Pte. Ltd.	Singapore
Tremco Barrier Solutions, Inc.	Delaware (USA)
Tremco Far East Limited	Hong Kong
Tremco Holdings, Inc.	Delaware (USA)
Tremco illbruck AB	Sweden
tremco illbruck Austria GmbH	Austria
Tremco illbruck B.V.	Netherlands
tremco illbruck co., ltd.	South Korea
Tremco illbruck DiÈ™ Ticaret A.S.	Turkey
tremco illbruck GmbH	Germany
tremco illbruck Group GmbH	Germany
Tremco illbruck International GmbH	Germany
Tremco illbruck kft	Hungary
Tremco illbruck Limited	England & Wales
Tremco illbruck L.L.C. (49% JV)	United Arab Emirates
Tremco illbruck NV	Belgium
Tremco illbruck ooo	Russia
Tremco illbruck OY	Finland
Tremco illbruck Productie B.V.	Netherlands
Tremco illbruck Production S.A.S.	France
Tremco illbruck S.A.S.	France
Tremco illbruck, S.L.U.	Spain
Tremco illbruck Sp. zo.o.	Poland
Tremco illbruck s.r.o.	Czech Republic
Tremco illbruck Swiss AG	Switzerland
Tremco Incorporated	Ohio (USA)
Tremco India Private Limited	India
Tremco (Malaysia) Sdn. Bhd.	Malaysia
Tremco Pty. Limited	Australia
Tremco Roofing & Facility Services Private Limited	India
Tremco Roofing UK Limited	England & Wales
Universal Sealants (U.K.) Limited	England & Wales
Vandex AG	Switzerland
Vandex Holding AG	Switzerland
Vandex International AG	Switzerland
Vandex Isoliermittel-Gesellschaft m.b.H	Germany

**When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Viapol Ltda.	Brazil
Vi-Ja Beheer B.V.	Netherlands
Viveri Corporation	Delaware (USA)
VPD B.V.	Netherlands
WAG Contract Packers Proprietary Limited (Being Merged)	South Africa
Watco GmbH	Germany
Watco S.àr.l.	France
Watco UK Limited	England & Wales
Watco USA, Inc. (In Liquidation)	Delaware (USA)
Weatherproofing Technologies, Inc.	Delaware (USA)
Zinsser Brands Company	Delaware (USA)
Zinsser Holdings, LLC	Delaware (USA)

Note: RPM International Inc. has a 23.15% interest in Kemrock Industries & Exports Ltd. (India).

**When a % is noted without JV, the remaining % of shares are held by the directors of the company.

Schedule 8.2.4

Affiliate Transactions

1.	Royalties and similar fees in an aggregate amount not to exceed $1,000,000 in any fiscal year, and any associated licensing agreements.

2.	Sharing of warehouse and other storage and work space in the ordinary course of business consistent with past practice.

3.

Other transactions (excluding transfers, sales, leases, assignments and other dispositions of assets) entered into in the ordinary course of business in accordance with past practice and not having a material impact on the Company’s and its Consolidated Subsidiaries’ business or operations.

EXHIBIT 1.1(A)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, modified, or supplemented, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrowers:	RPM INTERNATIONAL INC., and certain of its Affiliates named in the Credit Agreement (referred to below)

4.	Administrative Agent:	PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 31, 2018 among RPM International Inc., the other Borrowers now or hereafter party thereto, the Lenders now or party thereto, and PNC Bank, National Association, as Administrative Agent

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[1]	CUSIP Number
Revolving Credit Commitment	$	$	%

7.	[Trade Date: ______________][2]

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date: ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:__________________________________
Name:_______________________________
Title:________________________________

ASSIGNEE

By:_________________________________
Name:_______________________________
Title:________________________________

3 Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment and Assumption.

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:_______________________________
Name:_____________________________
Title:______________________________

PNC BANK, NATIONAL ASSOCIATION, as Issuing Lender[4]

By:_______________________________
Name:_____________________________
Title:______________________________

PNC BANK, NATIONAL ASSOCIATION, as Swing Loan Lender

By:_______________________________
Name:_____________________________
Title:______________________________

4 Insert other Issuing Lenders, if applicable

4

Consented to:5

RPM INTERNATIONAL INC.

By:_______________________________
Name:_____________________________
Title:______________________________

5 If applicable

ANNEX 1

RPM INTERNATIONAL INC. ET AL.

CREDIT FACILITY

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 [Reporting Requirements] thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, [(v) [to be included in case Commitment/Loans to a Netherlands Borrower is/are assigned and in case the Assignee (new Lender) is located in or organized under the laws of the Netherlands] the Assignee confirms on the Trade Date that its amount of Commitments/Loans assumed is at least the Dollar Equivalent of EUR 50,000 or that it otherwise qualifies as a professional market party (professionele marktpartij) within the meaning of the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and any regulation promulgated thereunder as amended or replaced from time to time.,] and (v[i]) if Assignee is not incorporated or organized under the Laws of the United States of America or a state thereof, attached to the

Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of Ohio without regard to its conflict of laws principles.

2

EXHIBIT 1.1(B)

BORROWER JOINDER AND ASSUMPTION AGREEMENT

THIS BORROWER JOINDER AND ASSUMPTION AGREEMENT is made as of _______________, 20___, by _________________________________________________, a _________________________ [corporation/partnership/limited liability company] (the “New Borrower”).

Background

Reference is made to (i) the Credit Agreement dated as of October 31, 2018 (as the same may be modified, supplemented or amended, the “Credit Agreement”) by and among RPM International Inc., a Delaware corporation (the “Company”), the other Borrowers and Borrowers now or hereafter party thereto, PNC Bank, National Association, in its capacity as administrative agent for the Lenders party thereto (in such capacity, the “Administrative Agent”), and the Lenders now or hereafter party thereto, (ii) the Revolving Credit Notes dated as of October 31, 2018 made by the Borrowers and payable to the Lenders (the “Revolving Credit Notes”), (iii) the Swing Loan Note dated as of October 31, 2018 made by the Borrowers and payable to PNC Bank, National Association (the “Swing Loan Note” and together with the Revolving Credit Notes, collectively referred to herein as the “Notes”), and (iv) the other Loan Documents referred to in the Credit Agreement, as the same may be modified, supplemented or amended (the “Loan Documents”).

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein. In consideration of the New Borrower becoming a Borrower under the terms of the Credit Agreement and in consideration of the value of the direct and indirect benefits received by New Borrower as a result of becoming affiliated with the Borrowers and the Borrowers, the New Borrower hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, a Borrower under the Credit Agreement, the Notes and each of the other Loan Documents to which the Borrowers are a party and agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain outstanding and until the Payment In Full, subject in the case of a Foreign Borrower to the applicable provisions of the Credit Agreement, New Borrower has assumed the joint and several obligations of a “Borrower” or a “Company”, as applicable, under, and New Borrower shall perform, comply with and be subject to and bound by, jointly and severally, each of the terms, provisions and waivers of, the Credit Agreement, the Notes and each of the other Loan Documents which are stated to apply to or are made by a “Borrower” or a “Company”, as the case may be. Without limiting the generality of the foregoing, the New Borrower hereby represents and warrants that (i) each of the representations and warranties set forth in Article 6 of the Credit Agreement applicable to New Borrower as a Borrower is true and correct as to New Borrower on and as of the date hereof, and (ii) New Borrower has heretofore received a true and correct copy of the Credit Agreement, the Notes and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.

New Borrower hereby makes, affirms and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement, the Notes and each of the other Loan Documents given by the Borrowers and the Companies, as the case may be, to Administrative Agent and any of the Lenders.

New Borrower is simultaneously delivering to the Administrative Agent the following documents together with the Borrower Joinder required under Section 12.15.1 [Joinder of Borrowers]:

Updated Schedules to Credit Agreement as described below [Note: updates to schedules do not cure any breach of warranties].

Items for New Borrower specified in Sections 7.1.1(i), (ii), (iii), (iv), (v) and (viii) of the Credit Agreement, and fulfillment of any other appropriate requirements set forth in Section 7.1.1., as applicable and as applied to New Borrower.

Schedule No. and Description	Delivered	Not Delivered

Schedule 6.1.2 - Subsidiaries	☐	☐

Any other Schedules to Credit Agreement that necessitate updates after giving effect to this Borrower Joinder and Assumption Agreement	☐	☐

In furtherance of the foregoing, New Borrower shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Borrower Joinder and Assumption Agreement.

This Borrower Joinder and Assumption Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. New Borrower acknowledges and agrees that a telecopy transmission to the Administrative Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Borrower shall constitute effective and binding execution and delivery hereof by New Borrower.

[SIGNATURE PAGE FOLLOWS]

2

[SIGNATURE PAGE - BORROWER JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Borrower has duly executed this Borrower Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders, as of the date and year first above written with the intention that it constitute a sealed instrument.

By: __________________________(SEAL)
Name:______________________________
Title:_______________________________

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:______________________________
Name:____________________________
Title:_____________________________

EXHIBIT 1.1(L)

LENDER JOINDER AND ASSUMPTION AGREEMENT

THIS LENDER JOINDER AND ASSUMPTION AGREEMENT (the “Joinder”) is made as of ____________, 20__ (the “Effective Date”) by ____________________________, (the “New Lender”).

Background

Reference is made to the Credit Agreement dated as of October 31, 2018, among RPM INTERNATIONAL INC., a Delaware corporation, the other Borrowers now or hereafter party thereto, Lenders now or hereafter party thereto and PNC BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) (as the same has been and may hereafter be modified, supplemented, amended or restated, the “Credit Agreement”). Capitalized terms defined in the Credit Agreement are used herein as defined therein.

Agreement

In consideration of the Lenders permitting the New Lender to become a Lender under the Credit Agreement, the New Lender agrees that effective as of the Effective Date it shall become, and shall be deemed to be, a Lender under the Credit Agreement and each of the other Loan Documents and agrees that from the Effective Date and so long as the New Lender remains a party to the Credit Agreement, such New Lender shall assume the obligations of a Lender under and perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a Lender and shall be entitled (in accordance with its Ratable Share) to the benefits, rights and remedies set forth therein and in each of the other Loan Documents. The New Lender hereby acknowledges that it has heretofore received (i) a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the Effective Date, and (ii) the executed original of its Revolving Credit Note dated the Effective Date issued by the Borrowers under the Credit Agreement in the face amount of $_____________.

The Commitments and Ratable Shares of the New Lender and each of the other Lenders are as set forth on Schedule 1.1(B) to the Credit Agreement. Schedule 1.1(B) to the Credit Agreement is being amended and restated effective as of the Effective Date hereof to read as set forth on Schedule 1.1(B) hereto. Schedule 1 hereto lists as of the date hereof the amount of Loans under each outstanding Borrowing Tranche. Notwithstanding the foregoing on the date hereof, the Borrowers shall repay all outstanding Loans to which either the Base Rate Option or the Euro Rate Option applies and simultaneously reborrow a like amount of Loans under each such Interest Rate Option from the Lenders (including the New Lender) according to the Ratable Shares set forth on attached Schedule 1.1(B) and shall be subject to breakage fees and other indemnities provided in Section 5.10 [Indemnity].

The New Lender is executing and delivering this Joinder as of the Effective Date and acknowledges that it shall: (A) participate in all new Revolving Credit Loans borrowed by the Borrowers on and after the Effective Date according to its Ratable Share; and (B) participate in all Letters of Credit outstanding on and after the Effective Date according to its Ratable Share. [[To be included to be included in case Commitment/Loans to a Netherlands Borrower is/are provided and in case New Lender is located in or organized under the laws of the Netherlands] the New Lender further confirms on the date hereof that its amount of Commitments/Loans is at least the Dollar Equivalent of EUR 50,000 or that it otherwise qualifies as a professional market party (professionele marktpartij) within the meaning of the Dutch Act on Financial Supervision (Wet op het financieel toezicht) and any regulation promulgated thereunder as amended or replaced from time to time.]

[SIGNATURE PAGE FOLLOWS]

2

[SIGNATURE PAGE TO LENDER

JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, the New Lender has duly executed and delivered this Joinder as of the Effective Date.

[NEW LENDER]

By:________________________________
Name:______________________________
Title:_______________________________

[ACKNOWLEDGEMENT TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:______________________________
Name:____________________________
Title:_____________________________

[SIGNATURE PAGE TO LENDER

JOINDER AND ASSUMPTION AGREEMENT]

BORROWERS:

RPM INTERNATIONAL INC.

By:________________________________

Name:______________________________

Title:_______________________________

RPM ENTERPRISES, INC.

By:________________________________

Name:______________________________

Title:_______________________________

RPM LUX HOLDCO S.ÀR.L.

By:________________________________

Name:______________________________

Title:_______________________________

RPOW UK LIMITED

By:________________________________

Name:______________________________

Title:_______________________________

[SIGNATURE PAGE TO LENDER

JOINDER AND ASSUMPTION AGREEMENT]

RPM EUROPE HOLDCO B.V.

By:________________________________

Name:______________________________

Title:_______________________________

RPM CANADA

By:________________________________

Name:______________________________

Title:_______________________________

TREMCO ILLBRUCK LIMITED

By:________________________________

Name:______________________________

Title:_______________________________

RPM CANADA COMPANY

By:________________________________

Name:______________________________

Title:_______________________________

[SIGNATURE PAGE TO LENDER

JOINDER AND ASSUMPTION AGREEMENT]

TREMCO ASIA PACIFIC PTY. LIMITED

By:__________________________________

Name:_______________________________

Title:________________________________

RPM NEW HORIZONS NETHERLANDS B.V.

By:__________________________________

Name:_______________________________

Title:________________________________

NEW VENTURES (UK) LIMITED

By:__________________________________

Name:_______________________________

Title:________________________________

RPM CH, G.P.

By:__________________________________

Name:_______________________________

Title:________________________________

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS

SCHEDULE 1

OUTSTANDING TRANCHES

EXHIBIT 1.1(N)(1)

REVOLVING CREDIT NOTE

$	Pittsburgh, Pennsylvania
October 31, 2018

FOR VALUE RECEIVED, the undersigned, RPM INTERNATIONAL INC., a Delaware corporation, RPM ENTERPRISES, INC., a Delaware corporation, RPM LUX HOLDCO S.ÀR.L., a limited liability company formed under the laws of Luxembourg, RPOW UK LIMITED, a limited company incorporated under the laws of England and Wales, RPM EUROPE HOLDCO B.V., a private company with limited liability formed under the laws of the Netherlands, RPM CANADA, a general partnership registered under the laws of the Province of Ontario, TREMCO ILLBRUCK LIMITED, a limited company incorporated under the laws of England and Wales, RPM CANADA COMPANY, an unlimited company formed under the laws of Nova Scotia, TREMCO ASIA PACIFIC PTY. LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia, RPM NEW HORIZONS NETHERLANDS B.V., a corporation incorporated under the laws of the Netherlands, NEW VENTURES (UK) LIMITED, a limited company incorporated under the laws of England and Wales, RPM CH, G.P., a partnership organized under the laws of Delaware (herein collectively called the “Borrowers”), hereby unconditionally promise to pay to the order of                                          (the “Lender”), the lesser of (i) the principal sum of                                          Dollars (US$                ) (or the Dollar Equivalent of such amount in Optional Currencies as provided in the Credit Agreement), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitment] of the Credit Agreement, dated as of even date herewith among the Borrowers and the other Borrowers hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent, (hereinafter referred to in such capacity as the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), together with all outstanding interest thereon on the Expiration Date or as otherwise provided in the Credit Agreement. This Revolving Credit Note is subject to all the terms and conditions of the Credit Agreement.

The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Revolving Credit Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum and as otherwise set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 unless otherwise directed in writing by the Administrative Agent, in lawful money of the United States of America in immediately available funds.

This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. Each Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Credit Agreement.

This Revolving Credit Note shall bind the Borrowers and their successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Revolving Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the State of Ohio without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.

The liability of the Foreign Borrowers under this Note is subject to the provisions of Section 12.14 [Foreign Borrowers] of the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

2

[SIGNATURE PAGE 1 OF 3 TO REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Revolving Credit Note by its duly authorized officer with the intention that it constitute a sealed instrument.

BORROWERS:

RPM INTERNATIONAL INC.

By:_______________________________
Name:_____________________________
Title:______________________________

RPM ENTERPRISES, INC.

By:_______________________________
Name:_____________________________
Title:______________________________

RPM LUX HOLDCO S.ÀR.L.

By:_______________________________
Name:_____________________________
Title:______________________________

By:_______________________________
Name:_____________________________
Title:______________________________

[SIGNATURE PAGE 2 OF 3 TO REVOLVING CREDIT NOTE]

RPOW UK LIMITED

By:_______________________________
Name:_____________________________
Title:______________________________

RPM EUROPE HOLDCO B.V.

By:_______________________________
Name:_____________________________
Title:______________________________

RPM CANADA

By:_______________________________
Name:_____________________________
Title:______________________________

TREMCO ILLBRUCK LIMITED

By:_______________________________
Name:_____________________________
Title:______________________________

RPM CANADA COMPANY

By:_______________________________
Name:_____________________________
Title:______________________________

[SIGNATURE PAGE 3 OF 3 TO REVOLVING CREDIT NOTE]]

TREMCO ASIA PACIFIC PTY. LIMITED

By:_______________________________
Name:_____________________________
Title:______________________________

RPM NEW HORIZONS NETHERLANDS B.V.

By:_______________________________
Name:_____________________________
Title:______________________________

NEW VENTURES (UK) LIMITED

By:_______________________________
Name:_____________________________
Title:______________________________

RPM CH, G.P.

By:_______________________________
Name:_____________________________
Title:______________________________

EXHIBIT 1.1(N)(2)

FORM OF

SWING LOAN NOTE

$100,000,000	Pittsburgh, Pennsylvania
October 31, 2018

FOR VALUE RECEIVED, the undersigned, RPM INTERNATIONAL INC., a Delaware corporation, RPM ENTERPRISES, INC., a Delaware corporation, RPM LUX HOLDCO S.ÀR.L., a limited liability company formed under the laws of Luxembourg, RPOW UK LIMITED, a limited company incorporated under the laws of England and Wales, RPM EUROPE HOLDCO B.V., a private company with limited liability formed under the laws of the Netherlands, RPM CANADA, a general partnership registered under the laws of the Province of Ontario, TREMCO ILLBRUCK LIMITED, a limited company incorporated under the laws of England and Wales, RPM CANADA COMPANY, an unlimited company formed under the laws of Nova Scotia, TREMCO ASIA PACIFIC PTY. LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia, RPM NEW HORIZONS NETHERLANDS B.V., a corporation incorporated under the laws of the Netherlands, NEW VENTURES (UK) LIMITED, a limited company incorporated under the laws of England and Wales, RPM CH, G.P., a partnership organized under the laws of Delaware (herein collectively called the “Borrowers”), hereby unconditionally promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Lender”), the lesser of (i) the principal sum of One Hundred Million and 00/100 Dollars (US$100,000,000), or (ii) the aggregate unpaid principal balance of all Swing Loans made by the Lender to the Borrowers pursuant Section 2.1.4 [Swing Loan Commitment] to the Credit Agreement, dated as of even date herewith, among the Borrowers and the other Borrowers now or hereafter party thereto, the Lenders now or hereafter party thereto, and PNC Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), payable with respect to each Swing Loan evidenced hereby on the earlier of (i) demand by the Lender or (ii) the Expiration Date, or as otherwise provided in the Credit Agreement. This Swing Loan Note is subject to all the terms and conditions of the Credit Agreement. The aggregate amount of all Swing Loans is subject to compliance with the Swing Loan Sublimit.

The Borrowers shall pay interest on the unpaid principal balance of each Swing Loan from time to time outstanding from the date hereof at the rate per annum and on the date(s) provided in the Credit Agreement. Subject to the provisions of the Credit Agreement, interest on this Swing Loan Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action. Upon the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Loan Note at a rate per annum and as otherwise set forth in Section 4.3 [Interest After Default] of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Swing Loan Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. Each Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Loan Note and the Credit Agreement.

Each Borrower acknowledges and agrees that the Lender may at any time and in its sole discretion demand payment of all amounts outstanding under this Swing Loan Note without prior notice to the Borrowers.

This Swing Loan Note shall bind the Borrowers and their successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Swing Loan Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the State of Ohio without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Swing Loan Note.

The liability of the Foreign Borrowers under this Note is subject to the provisions of Section 12.14 [Foreign Borrowers] of the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE 1 OF 3 TO SWING LOAN NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Swing Loan Note by its duly authorized officer with the intention that it constitute a sealed instrument.

BORROWERS:

RPM INTERNATIONAL INC.

By:_______________________________
Name:_____________________________
Title:______________________________

RPM ENTERPRISES, INC.

By:_______________________________
Name:_____________________________
Title:______________________________

RPM LUX HOLDCO S.ÀR.L.

By:_______________________________
Name:_____________________________
Title:______________________________

By:_______________________________
Name:_____________________________
Title:______________________________

[SIGNATURE PAGE 2 OF 3 TO SWING LOAN NOTE]

RPOW UK LIMITED

By:_______________________________
Name:_____________________________
Title:______________________________

RPM EUROPE HOLDCO B.V.

By:_______________________________
Name:_____________________________
Title:______________________________

RPM CANADA

By:_______________________________
Name:_____________________________
Title:______________________________

TREMCO ILLBRUCK LIMITED

By:_______________________________
Name:_____________________________
Title:______________________________

RPM CANADA COMPANY

By:_______________________________
Name:_____________________________
Title:______________________________

[SIGNATURE PAGE 3 OF 3 TO SWING LOAN NOTE]

TREMCO ASIA PACIFIC PTY. LIMITED

By:_____________________________________
Name:
Title:____________________________________

RPM NEW HORIZONS NETHERLANDS B.V.

By:_____________________________________
Name:___________________________________
Title:____________________________________

NEW VENTURES (UK) LIMITED

By:_____________________________________
Name:___________________________________
Title:____________________________________

RPM CH, G.P.

By:_____________________________________
Name:___________________________________
Title:____________________________________

EXHIBIT 2.4.1

LOAN REQUEST – REVOLVING CREDIT LOAN

                    , 20

TO: PNC	Bank, National Association, as Administrative Agent
Attention:	Kim Kelley / Joyce Dely - PNC Agency Services, Fax: 412-762-8672[1]

RE:              NEW Loan Notice

The undersigned refers to the Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as of October 31, 2018, by and among RPM International Inc. (the “Company”) and the other Borrowers now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).

Named Borrower:

Borrowing Amount:

Currency:

Borrowing Date:

Maturity Date:

Interest Period:

The proceeds of the borrowing shall be delivered to:

Account Holder: _____________________

Account #: ___________

Bank Name: ______________

ABA#: ____________

As of the date hereof and the date of making the above-requested Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of such Persons under the Credit Agreement and the other Loan Documents; all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified to materiality, in which case such representation or warranty is true and correct in all respects), except for representations and warranties made as of a specified date (which were true and correct in all material respects, as applicable, as of such date); no Event of Default or Potential Default has occurred and is continuing or exists; the making of such Loan shall not cause Revolving Facility Usage to exceed the Revolving Credit Commitments.

The total outstanding loans for the above named borrower (including this new loan) is xxx,xxx,xxx.

[SIGNATURE PAGE FOLLOWS]

1 PNC to confirm.

[SIGNATURE PAGE TO LOAN REQUEST – REVOLVING CREDIT LOAN]

Please feel free to call with any questions you may have.

Sincerely,

RPM International Inc.

By:_______________________________
Name:____________________________
Title:_____________________________

EXHIBIT 2.4.2

LOAN REQUEST – SWING LOAN

                    , 20

TO:         PNC Bank, National Association, as Administrative Agent

               Attention: Kim Kelley / Joyce Dely - PNC Agency Services, Fax: 412-762-86721

RE:         NEW Loan Notice

The undersigned refers to the Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as of October 31, 2018, by and among RPM International Inc. (the “Company”) and the other Borrowers now or hereafter party thereto, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).

Named Borrower:

Borrowing Amount:

Currency:

Borrowing Date:

The proceeds of the borrowing shall be delivered to:

Account Holder: ______________________

Account #: ___________

Bank Name: ______________

ABA#: __________

As of the date hereof and the date of making the above-requested Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of such Persons under the Credit Agreement and the other Loan Documents; all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified to materiality, in which case such representation or warranty is true and correct in all respects), except for representations and warranties made as of a specified date (which were true and correct in all material respects, as applicable, as of such date); no Event of Default or Potential Default has occurred and is continuing or exists; the making of such Loan shall not cause Revolving Facility Usage to exceed the Revolving Credit Commitments.

The total outstanding loans for the above named borrower (including this new loan) is xxx,xxx,xxx.    Please feel free to call with any questions you may have.

Sincerely,

RPM International Inc.

Matthew Ratajczak

Vice President, Tax & Treasurer2

1 PNC to confirm.

2 RPM to confirm.

EXHIBIT 8.3.3

QUARTERLY COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 8.3.3 of that certain Credit Agreement dated as of October 31, 2018 (the “Credit Agreement”) by and among RPM INTERNATIONAL INC., a Delaware corporation (the “Company”), the other Borrowers now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”), and PNC Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned officer, ______________________, the ___________ [Chief executive officer, president, chief financial officer, chief operating officer, treasurer or assistant treasurer] of the Company, in such capacity does hereby certify on behalf of the Company and other Borrowers as of the quarter/year ended _________________, 20___ (the “Report Date”), as follows:1

(1)

Maximum Leverage Ratio (Section 8.2.8). As of the Report Date, the ratio of (i) consolidated total Indebtedness of the Company and its Consolidated Subsidiaries minus all Unencumbered Cash in excess of $50,000,000, to (ii) EBITDA, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, is _________________ [insert ratio from Item (1)(C) below] (Net Leverage Ratio), which is less than 3.75 to 1.00.[2]

The calculations for the Leverage Ratio (with dollar amounts in thousands) are as follows:

(A) consolidated Indebtedness of the Company and its Consolidated Subsidiaries, as of the Report Date, calculated as follows (without duplication):	--

(i) indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable incurred in the ordinary course of business

$_____________

1 See Credit Agreement for full provisions relating to all financial covenants.

2 During an Increased Net Leverage Ratio Period (as defined in Section 8.2.8 of the Credit Agreement), the maximum Net Leverage Ratio shall increase to 4.25 to 1.00.

(ii)  obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of the Company and its Consolidated Subsidiaries (whether or not such obligations are contingent)

$_____________

(iii) Capital Lease Obligations	$_____________

(iv) indebtedness of others of the type described in clauses (1)(A)(i), (ii) or (iii), above, secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person

$_____________

(v) Guaranties of such Person of indebtedness of others of the type described in clauses (1)(A) (i), (ii) or (iii), above	$_____________

(vi) the sum of Items 1(A)(i) through 1(A)(v) equals the consolidated Indebtedness of the Company and its Consolidated Subsidiaries	$_____________

(vii) Unencumbered Cash	$_____________

(viii) Unencumbered Cash reserve	$ 50,000,000

(ix) Item 1(A)(vii) above minus Item 1(A)(viii) above	$_____________

(x) Item 1(A)(vi) above minus Item 1(A)(ix) above	$_____________

(B) EBITDA for the Company and its Consolidated Subsidiaries is calculated as follows:	—

(i) net income of the Company and its Consolidated Subsidiaries for such period (calculated before provision for income taxes, Interest Expense, extraordinary items, non-recurring gains or losses in connection with asset dispositions, income (loss) attributable to equity in affiliates, amounts attributable to depreciation and amortization)

$_____________

(ii)  non-recurring fees and expenses related to the acquisition of all or substantially all of the assets or capital stock (including by merger or amalgamation) of another Person (or, in the case of assets, of a business unit of a Person) or to any dispositions, investments and debt or equity issuances (whether or not successful) during such period, not to exceed $25,000,000 in the aggregate for such period of four consecutive fiscal quarters

$_____________

(iii)  costs, charges, expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring or integration costs, not to exceed in the aggregate 12.5% of EBITDA for such period

$_____________

(iv) non-cash charges incurred in such period	$_____________

(v)   professional service expenses related to the Map 2020 Program in an amount not in excess of the amount of such expenses paid or accrued prior to the Closing Date plus up to $25,000,000 of additional expenses incurred after the Closing Date

$_____________

(vi) expenses related to the refinancing of the credit facilities of the Borrowers pursuant to the Credit Agreement and future amendments of the Credit Agreement,	$_____________

(vii) the sum of Items 2(A)(i) through 2(A)(vi)	$_____________

(viii) non-cash gains for such period	$_____________

(ix) pro forma adjustment to EBITDA, if any, if during such period the Company or any Subsidiary shall have made an acquisition or a disposition on or after the Closing Date, after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition, as the case may be, occurred on the first day of such period

$_____________

(x) the sum of Item 2(A)(vii) minus Item 2(A)(viii) equals EBITDA plus or minus any adjustment required pursuant to 2(A)(ix)	$_____________

(C) Item 1(A)(x) divided by Item 1(B)(x) equals the Net Leverage Ratio	______ to 1.00

(2)

Minimum Interest Coverage Ratio (Section 8.2.9). As of the Report Date, the ratio of EBITDA to Interest Expense, calculated as of the end of each fiscal quarter ending after the Closing Date for the four fiscal quarters then most recently ended, is _________________ [insert ratio from Item (2)(C) below] (“Interest Coverage Ratio”), which ratio is greater than or equal to 3.50 to 1.00.

The calculations for the Interest Coverage Ratio are as follows:

(A) EBITDA for the Company and its Consolidated Subsidiaries is Item 1(B)(x):	$_____________

(B)  Interest Expense calculated as the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Company and its Consolidated Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense and any non-cash interest expense associated with accretive type debt instruments (from Item 2(A)(i)(B) above)

$_____________

(C) Item (2)(A) divided by Item 2(B) equals the Interest Coverage Ratio	_____ to 1.00

(3)

Representations, Warranties and Covenants. All representations and warranties of the Loan Parties under Article 6 are true and correct in all respects (in the case of any representation or warranty containing a materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualifications) (except representations and warranties which expressly relate to an earlier date or time, which representations or warranties are true and correct on and as of the specific dates or times referred to therein).

(4)	Event of Default or Potential Default. No Event of Default or Potential Default exists as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE - QUARTERLY COMPLIANCE CERTIFICATE

IN WITNESS WHEREOF, the undersigned has executed this Certificate this ____ day of ______, 20__.

COMPANY (ON BEHALF OF BORROWERS):
RPM INTERNATIONAL INC., a Delaware corporation By: ____________________________________ Name: _____________________________________ Title: _____________________________________